UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant    ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Rowan Companies plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

Rowan Companies plc

Mitre House, 160 Aldersgate Street, London EC1A 4DD

Registered Company No. 07805263

June 13, 2012

Dear Shareholder:

You are cordially invited to attend the 2012 general meeting of shareholders of Rowan Companies plc (the “Meeting”) on July 25, 2012, at 8:00 a.m., London time (3:00 a.m., New York time), at The Royal Wells Hotel, Alexandra Room, 59 Mount Ephraim, Tunbridge Wells, Kent TN4 8BE, United Kingdom.

At the Meeting, you will be asked to consider and vote on the following:

1.	An ordinary resolution to elect Thomas R. Hix as a Class IIl Director for a term to expire at the annual general meeting of shareholders to be held in 2015;

2.	An ordinary resolution to elect Suzanne P. Nimocks as a Class IIl Director for a term to expire at the annual general meeting of shareholders to be held in 2015;

3.	An ordinary resolution to elect P. Dexter Peacock as a Class IIl Director for a term to expire at the annual general meeting of shareholders to be held in 2015;

4.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2012;

5.

An ordinary resolution to ratify the appointment of Deloitte & Touche UK LLP as our U.K. statutory auditors under the Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before Rowan Companies plc);

6.	An ordinary resolution to ratify that the Audit Committee is authorized to determine our U.K. statutory auditors’ remuneration; and

7.	A non-binding advisory vote to approve Rowan Companies plc’s executive compensation as reported in this proxy statement.

Please refer to this proxy statement for detailed information on each of these proposals. Pursuant to our Articles of Association, no matters other than proposals 1 - 7 above may be brought at this Meeting.

It is very important that your shares are represented and voted at the Meeting. If you are a shareholder of record, your shares may be voted by telephone, via the Internet, or by returning a proxy card. Your proxy will not be used if you are present and prefer to vote in person or if you revoke your proxy. If you hold shares through a bank or broker, or indirectly in our savings plan, please refer to “Questions and Answers About Voting” in the proxy statement for further information about voting your shares.

We appreciate the continuing interest of our shareholders in the business of Rowan Companies plc, and we hope you will be able to attend the Meeting. Please contact our Company Secretary if you plan to attend the Meeting in person.

Sincerely,

Chairman of the Board of Directors

Rowan Companies plc

Mitre House, 160 Aldersgate Street, London EC1A 4DD

Registered Company No. 07805263

Notice of General Meeting of Shareholders to be held July 25, 2012

Rowan Companies plc, a public limited company incorporated under English law and subject to U.K. law (the “Company”), will hold a general meeting of shareholders (the “Meeting”) on July 25, 2012, at 8:00 a.m., London time (3:00 a.m., New York time), at The Royal Wells Hotel, Alexandra Room, 59 Mount Ephraim, Tunbridge Wells, Kent TN4 8BE, United Kingdom. The items of business are to consider and vote on the following:

1.	An ordinary resolution to elect Thomas R. Hix as a Class IIl Director for a term to expire at the annual general meeting of shareholders to be held in 2015;

2.	An ordinary resolution to elect Suzanne P. Nimocks as a Class IIl Director for a term to expire at the annual general meeting of shareholders to be held in 2015;

3.	An ordinary resolution to elect P. Dexter Peacock as a Class IIl Director for a term to expire at the annual general meeting of shareholders to be held in 2015;

4.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2012;

5.

An ordinary resolution to ratify the appointment of Deloitte & Touche UK LLP as our U.K. statutory auditors under the Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company);

6.	An ordinary resolution to ratify that the Audit Committee is authorized to determine our U.K. statutory auditors’ remuneration; and

7.	A non-binding advisory vote to approve the Company’s executive compensation as reported in this proxy statement.

Pursuant to our Articles of Association, no matters other than proposals 1 - 7 above may be brought at this Meeting.

Resolutions in proposals 1 - 6 will be proposed as ordinary resolutions which means that, assuming a quorum is present, each such resolution will be approved if a majority of votes cast for or against a resolution are cast in favor of the resolution. With respect to the non-binding advisory vote in proposal 7 regarding the Company’s executive compensation as reported in this proxy statement, the result of the vote will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders as expressed through advisory votes and other communications. The Board of Directors will carefully consider the outcome of the advisory vote.

Only shareholders of record of Class A Ordinary Shares as of the close of business in New York City on Monday, June 4, 2012 are entitled to notice of and to vote at the Meeting and at any adjournment or postponement of the Meeting. A list of the shareholders entitled to vote at the Meeting is available at the Company’s Houston, Texas office. In accordance with the provisions in the Companies Act 2006 and in accordance with our Articles of Association, a shareholder of record is entitled to appoint another person as his or her proxy to exercise all or any of his or her rights to attend and to speak and vote at the Meeting and to appoint more than one proxy in relation to the Meeting (provided that each proxy is appointed to exercise the rights attached to a different share or shares held by him or her). Such proxy need not be a shareholder of record.

Melanie M. Trent

Company Secretary

June 13, 2012

Important Notice Regarding the Availability of

Proxy Materials for the Shareholder

Meeting to be Held on July 25, 2012

This proxy statement and our annual report, as amended, including consolidated financial statements for the year ended December 31, 2011 and the means to vote by Internet, are available at www.proxyvote.com.

Your Vote is Important

Your vote is very important, regardless of the number of shares you own. Whether or not you are able to attend the Meeting in person, it is important that your shares be represented. Please vote as promptly as possible by telephone or via the Internet or by signing, dating and returning the proxy card mailed to those who receive paper copies of this proxy statement. Voting promptly, regardless of the number of shares you hold, will aid us in reducing the expense of an extended proxy solicitation. For specific information regarding the voting of your shares, please refer to the section entitled “Questions and Answers About Voting,” beginning on page 1 of this proxy statement.

If you hold Rowan Companies plc shares with a broker or bank, you may also be eligible to vote by telephone or via the Internet. If you hold Rowan Companies plc shares indirectly in our Company savings plan, you have the right to direct the trustee of the plan how to vote as described on the separate voting instruction card sent to you by the trustee.

Page

Questions and Answers about Voting	1

Corporate Governance	7

Proposals No. 1, 2 & 3 – Election of Directors	14

Committees of the Board of Directors	16

Director Compensation and Attendance	19

Security Ownership of Certain Beneficial Owners and Management	21

Compensation Committee Report	24

Compensation Committee Interlocks and Insider Participation	24

Compensation Discussion and Analysis	25

Executive Compensation	38

Proposals No. 4, 5 & 6 – Ratification of U.S. Independent Auditors, Ratification of U.K. Statutory Auditors, and Ratification of Authorization of the Audit Committee to Determine U.K. Statutory Auditors’ Remuneration	44

Audit Committee Report	45

Proposal No. 7 – Advisory Vote on Executive Compensation as Reported in this Proxy Statement	47

Additional Information	48

PROXY STATEMENT FOR THE GENERAL MEETING OF SHAREHOLDERS OF

ROWAN COMPANIES PLC

This proxy statement relates to the solicitation of proxies by the Board of Directors of Rowan Companies plc for use at the 2012 general meeting of shareholders (the “Meeting”) to be held on July 25, 2012, at 8:00 a.m., London time (3:00 a.m., New York time), at The Royal Wells Hotel, Alexandra Room, 59 Mount Ephraim, Tunbridge Wells, Kent TN4 8BE, United Kingdom, and at any adjournment or postponement of the Meeting.

The proxy is solicited by the Board of Directors of the Company (the “Board of Directors” or the “Board”) and is revocable by the shareholder any time before it is voted. This proxy statement, form of proxy and voting instructions are being made available to shareholders on or about June 13, 2012 at www.proxyvote.com. You may also request a printed copy of this proxy statement and the form of proxy by any of the following methods: (a) telephone at 800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com. Our annual report on Form 10-K, as amended, including consolidated financial statements for the year ended December 31, 2011 (“annual report”), is being made available at the same time and by the same methods. The annual report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.

Our registered office is located at Mitre House, 160 Aldersgate Street, London EC1A 4DD and our principal executive office is located at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056, our telephone number in our Houston office is (713) 621-7800 and our website address is www.rowancompanies.com. Information contained on our website, including information referred to in this proxy statement, is not to be considered as part of the proxy solicitation material and is not incorporated into this proxy statement.

On May 4, 2012, we completed the reorganization of Rowan Companies, Inc., a Delaware corporation (“Rowan Delaware”), pursuant to which Rowan Companies plc became the publicly-held parent company of Rowan Delaware and its subsidiaries. We refer to this transaction as the redomestication. In connection with the redomestication, holders of the common stock of Rowan Delaware (“common stock”) received Class A Ordinary Shares of Rowan Companies plc, par value U.S. $0.125 per share, in lieu of their common stock. Our Class A Ordinary Shares trade on the New York Stock Exchange (“NYSE”) under the symbol “RDC,” which is the same symbol used for Rowan Delaware common stock before the redomestication.

As a result of the redomestication, unless the context indicates otherwise, in this proxy statement all references to “shares” relating to a date prior to May 4, 2012 refer to common stock of Rowan Delaware, while all references to “shares” relating to a date on or after May 4, 2012 refer to Class A Ordinary Shares. Similarly, in this proxy statement, we refer to Rowan Companies plc as “the Company,” “Rowan,” “we,” “our” or “us.” However, similar references for any date or period prior to May 4, 2012 refers to Rowan Delaware, as the context may require.

QUESTIONS AND ANSWERS ABOUT VOTING

Who is soliciting my proxy to vote my shares?

Our Board of Directors is soliciting your proxy or your authorization for our representatives to vote your shares. Your proxy will be effective for the Meeting and at any adjournment or postponement of that Meeting.

Who is entitled to vote?

Only shareholders of record as of the close of business on Monday, June 4, 2012 (the “record date”), are entitled to vote at the Meeting or any adjournment or postponement thereof. As of the record date, there were approximately 124,184,934 shares entitled to vote at the Meeting. Subject to disenfranchisement in accordance with applicable law and/or our Articles of Association, each share is entitled to one vote on each matter properly brought before the Meeting. No other class of securities will be entitled to vote at the Meeting. Pursuant to our Articles of Association, cumulative voting rights are prohibited.

A complete list of shareholders of record entitled to vote will be open to the examination of any shareholder for any purpose germane to the Meeting for a period of ten days prior to the Meeting at the Company’s offices in Houston, Texas during ordinary business hours. Such list shall also be open to the examination of any shareholder present at the Meeting.

If you hold shares in “street name” through a broker or bank, you may also be eligible to vote by telephone or via the Internet.

If you hold your shares indirectly in our Company savings plan (the “Savings Plan”), you have the right to direct the trustee of the plan how to vote as described on the separate instruction card sent to you by the trustee.

What is the difference between holding shares in “street name” and as a “shareholder of record”?

If you are registered on the register of members of the Company in respect of shares, you are considered, with respect to those shares, a shareholder of record, and these proxy materials are being made available or sent directly to you by Rowan.

If your shares are held in a stock brokerage account or by a broker, bank or other nominee, you are considered to hold shares in “street name,” and these proxy materials are being made available or forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the shareholder of record. If you hold shares in “street name,” you have the right to direct your broker, bank or other nominee on how to vote your shares by following the instructions for voting on the proxy card.

What are the requirements to elect the directors and approve each of the proposals?

You may cast your vote for or against the resolutions considered in proposals 1 through 7 or abstain from voting your shares on one or more of these resolutions.

Resolutions in proposals 1 - 6 will be proposed as ordinary resolutions, which means that, assuming a quorum is present, each resolution considered in proposals 1 - 6 will be approved if a majority of the votes cast for or against a resolution are cast in favor of the resolution. For instance, in regard to the election of directors at the Meeting, a nominee for director will be elected to the Board if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election. Under our Articles of Association, when a quorum is present, a nominee seeking election to a directorship shall be elected if a majority of the votes cast for or against are cast in favor of the resolution to re-elect the director.

With respect to the non-binding advisory vote in proposal 7 regarding the compensation of our named executive officers as reported in this proxy statement, the result of the vote will not require the Board of Directors or any committee thereof to take any action. Our Board of Directors values the opinions of our shareholders expressed through advisory votes and other communications and will carefully consider the outcome of the advisory vote.

What are the Board of Directors’ voting recommendations regarding the election of directors and other proposals?

The Board of Directors recommends that you vote as follows:

	Proposal to be Voted Upon	Recommendation

Proposal No. 1	Election of Thomas R. Hix as a Class IIl nominee to the Board of Directors	“FOR”

Proposal No. 2	Election of Suzanne P. Nimocks as a Class IIl nominee to the Board of Directors	“FOR”

Proposal No. 3	Election of P. Dexter Peacock as a Class IIl nominee to the Board of Directors	“FOR”

Proposal No. 4	Ratification of the appointment of the Company’s U.S. independent registered public accounting firm for 2012	“FOR”

Proposal No. 5	Ratification of the appointment of the Company’s U.K. statutory auditors	“FOR”

Proposal No. 6	Ratification that the Audit Committee is authorized to determine our U.K. statutory auditors’ remuneration	“FOR”

Proposal No. 7	Advisory vote to approve the Company’s executive compensation as reported in this proxy statement	“FOR”

What constitutes a quorum?

For the purposes of the Meeting, the shareholders present in person or by proxy who represent at least a majority of our shares entitled to vote at the Meeting will constitute a quorum.

How do I vote my shares?

If you hold shares in “street name,” you should follow the directions provided by your broker, bank or other nominee. You may submit instructions by telephone or via the Internet to your broker, bank or other nominee, or request and return a paper proxy card to your broker, bank or other nominee. We will distribute written ballots to anyone who wants to vote in person at the Meeting. If you hold shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot to be able to vote at the Meeting.

If you are a current or former Rowan employee who holds shares in the Savings Plan, you will receive voting instructions from the trustee of the plan for shares allocated to your account. If you fail to give voting instructions to the trustee, your shares will be voted by the trustee in the same proportion and direction as shares held by the trustee for which voting instructions were received. To allow sufficient time for voting by the trustee and administrator of the Savings Plan, your voting instructions for shares held in the plan must be received by 11:59 p.m. (New York time) on July 18, 2012.

If you are a “shareholder of record,” you may appoint a proxy to vote on your behalf using any of the following methods:

•	By telephone using the toll-free telephone number shown on the proxy card;

•	Via the Internet as instructed on the proxy card;

•	By completing and signing the proxy card and returning it in the prepaid envelope provided; or

•	By written ballot at the Meeting.

Telephone and Internet proxy appointment facilities for shareholders of record will be available 24 hours a day. If you give instructions as to your proxy appointment by telephone or via the Internet, such instructions must be received by 11:59 p.m. (New York time) on July 23, 2012. If you properly give instructions as to your proxy appointment by telephone, via the Internet or by executing and returning a paper proxy card, and your proxy appointment is not subsequently revoked, your shares will be voted in accordance with your instructions.

How will my shares be voted if I do not specify how they should be voted?

If your proxy does not indicate how you want your shares to be voted, your shares will be voted by the persons appointed as proxies in accordance with the recommendations of the Board on page 3.

Can I change my vote?

If you hold shares in “street name,” you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Meeting if you obtain a legal proxy as described above under “How do I vote my shares?”

If you are a current or former Rowan employee who holds shares in the Savings Plan, you can change your voting instructions to the trustee by following the instructions separately provided to you by the trustee prior to the applicable voting cutoff time set by Fidelity.

If you are a shareholder of record, you can change your vote or revoke your proxy at any time before the Meeting by:

•	Entering a later-dated proxy by telephone or via the Internet;

•	Delivering a valid, later-dated proxy card;

•	Sending written notice to the Office of the Company Secretary; or

•	Voting by ballot in person at the Meeting.

All shares that have been properly voted and not revoked will be voted at the Meeting. Attending the Meeting without taking further action will not automatically revoke your prior telephone or Internet vote or your proxy.

If you hold shares in “street name” through a broker, will my broker vote my shares for me?

Rules of the NYSE determine whether resolutions presented at shareholder meetings are “discretionary” or “non-discretionary” with respect to broker voting. If a resolution is discretionary, a broker may vote on the resolution without voting instructions from the owner. If determined to be discretionary by the NYSE under NYSE rules, the resolutions to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2012 (Proposal 4), to ratify the appointment of Deloitte & Touche UK LLP as our U.K. statutory auditors under the Companies Act 2006 (Proposal 5), and to authorize the Audit Committee to determine our U.K. statutory auditors’ remuneration (Proposal 6) are considered discretionary. This means that brokerage firms may vote in their discretion on these resolutions on behalf of clients who have not furnished voting instructions at least 10 days before the date of the Meeting.

In contrast, if determined by the NYSE, all of the other proposals, including the resolutions to re-elect directors (Proposals 1 - 3) and to submit an advisory vote on executive compensation (Proposal 7) are “non-discretionary” items. This means brokerage firms that have not received voting instructions from their clients on these proposals may not vote on them. These so-called “broker non-votes” will be included in the calculation of the number of votes considered to be present at the Meeting for purposes of determining a quorum, but will not be considered in determining the number of votes necessary for approval.

We will post preliminary results of voting at the Meeting on our website promptly after the Meeting.

What happens if I abstain or withhold my vote on any proposal?

Abstentions are counted as present in determining whether the quorum requirement is satisfied. In determining the number of votes cast in respect of any resolution, shares that abstain from voting or not voted will not be treated as votes cast and will not be taken into account in determining the outcome of any of the proposals.

Does Rowan offer electronic delivery of proxy materials?

Yes. As permitted by Securities and Exchange Commission (the “SEC”) rules, we are making this proxy statement and our annual report available to shareholders electronically via the Internet on the Company’s website and www.rowancompanies.com under “Investor Relations.” On June 13, 2012, we began mailing to our shareholders a notice containing instructions on how to access this proxy statement and our annual report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials unless you specifically request it by following the instructions contained on the notice or as set forth in the following paragraph. The notice is not a form for voting.

If you received a paper copy of this proxy statement by mail and you wish to receive a notice of the availability of future proxy statements either in paper form or electronically via e-mail, you can elect to receive a paper notice of availability by mail or an e-mail message that will provide a link to these documents on our website. By opting to receive the notice of availability and accessing your proxy materials online, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. To sign up for electronic delivery, please follow the instructions on your proxy card to vote by Internet at www.proxyvote.com and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

What is “householding?”

SEC rules now allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more shareholders reside, if we believe the shareholders are members of the same family. This rule benefits both you and the Company. We believe it eliminates irritating duplicate mailings that shareholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual report or proxy statement. Each shareholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy, or if you have received multiple copies and prefer a single set, please make your request by calling 800-579-1639, using the website www.proxyvote.com, or by e-mail at sendmaterial@proxyvote.com, or in writing to Rowan Companies plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing shareholders to consent to such elimination, or through implied consent if a shareholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer shareholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

What if I plan to attend the Meeting?

Attendance at the Meeting will be limited to shareholders as of the record date. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. Shareholders holding shares in “street name” through brokerage accounts or by a bank or other nominee are required to show a brokerage statement or account statement reflecting share ownership as of the record date in order to obtain admittance to the Meeting. Cameras, recording devices and other electronic devices will not be permitted at the Meeting.

How does the Company solicit proxies?

We solicit the proxies and will bear the entire cost of this solicitation. The initial solicitation of proxies may be supplemented by additional mail communications and by telephone, fax, e-mail, Internet and personal solicitation by our directors, officers or other employees, or our proxy solicitor. No additional compensation for soliciting proxies will be paid to our directors, officers or other employees for their proxy solicitation efforts. We have retained Innisfree M&A Incorporated to assist in the solicitation of proxies at a cost of $13,500 plus reasonable out-of-pocket expenses. We also reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in sending these materials to you.

What do I do if I receive more than one notice or proxy card?

If you hold your shares in more than one account, you will receive a notice or proxy card for each account. To ensure that all of your shares are voted, please sign, date and return all proxy cards or use each proxy card or notice to vote by telephone or via the Internet. Please be sure to vote all of your shares.

Will there be any other business conducted at the Meeting?

No. Pursuant to our Articles of Association, no matters other than proposals 1 - 7 may be brought at this Meeting. The Company has not been notified of, and our Board of Directors is not aware of, any other matters to be presented for action at the Meeting.

Who is the transfer agent?

Our transfer agent is Computershare Trust Company, N.A. All communications concerning shareholders of record accounts, including address changes, name changes, share transfer requirements and similar issues can be handled by contacting Computershare Trust Company, N.A. at 888-868-8111 (within the U.S., U.S. Territories and Canada), 732-491-4324 (outside the U.S., U.S. Territories and Canada), or in writing at 250 Royall Street, Canton, MA 02021, USA.

If you have any further questions about voting or attending the Meeting, please contact our proxy solicitor, Innisfree M&A Incorporated; Shareholders call toll-free at: 888-750-5834 (within the U.S.) or 44-20-7710-9960 (within the U.K.); Banks and Brokers call collect at: 212-750-5833; Email: info@innisfreema.com.

CORPORATE GOVERNANCE

Recent Corporate Governance Actions

Our Board of Directors has been very proactive in recent years, taking decisive actions including: implementing a new strategic plan, effecting numerous corporate governance improvements, engaging closely with shareholders, recruiting new talent and improving processes and procedures throughout the Company. Specific examples include:

•

Approving (by vote of our shareholders on April 16, 2012) the elimination of a classified Board; the phased-in declassification of our Board of Directors will begin in 2013 and all our directors will be elected for one-year terms beginning at our annual general meeting in 2015;

•	Eliminating all supermajority voting provisions in our charter documents in April 2010;

•	Terminating our shareholder rights plan in November 2009;

•	Adopting a majority voting standard for routine director elections;

•	Electing in 2009 a new Chief Executive Officer from outside of the Company, W. Matt Ralls;

•	Separating the roles of Chief Executive Officer and Chairman of the Board;

•	Pursuing active discussions with a significant shareholder (Steel Partners) that led to the election of John J. Quicke as a member of our Board of Directors;

•	Engaging in a process to “refresh” the Board of Directors by recruiting two new independent directors and reducing the size of the Board from twelve to ten members in 2012;

•	Creating a Board of Directors comprised completely of independent members, other than our CEO, Mr. Ralls; and

•	Effecting numerous changes to our Corporate Governance Guidelines (“Guidelines”), Nominating & Corporate Governance Committee charter and constituent documents to provide better corporate governance.

Corporate Governance Guidelines

Our Board has adopted Guidelines that, along with the charters of the Board committees, provide the framework for the governance of the Company. The Board’s Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines at least annually, and recommending any proposed changes to the Board for approval. The Guidelines are available on our website at www.rowancompanies.com under “Investor Relations – Governance.”

Separation of Roles of Chairman and CEO

Effective January 1, 2009, the Board of Directors separated the roles of Chairman and CEO. Mr. Lentz serves as Chairman of our Board and Mr. Ralls serves as our CEO and President. At the time Mr. Ralls was hired, the Board determined to separate these roles to provide support and guidance to Mr. Ralls in his new position as CEO and President. Mr. Lentz had previously served as Lead Director.

Our Guidelines provide that the non-executive Chairman shall have the following responsibilities:

•	To be available to discuss with any director, strategic issues facing the Company and any concerns that a director may have regarding the Board, the Company, or management;

•

To facilitate information flow and communication between the Board and management, and to ensure that written information communicated by management to any director is readily available to all Board members;

•	To consult with the CEO and President with regard to the agenda and items to be discussed at Board meetings, and the scheduling of time available for discussion of all agenda items;

•	To be available to the CEO and President for advice and counsel on issues of significance to the Company;

•	To make determinations regarding the engagement of outside consultants and advisors who report directly to the Board of Directors;

•	To preside over meetings of shareholders; and

•

To oversee the process for shareholder communications with the Board and to be available for consultation and direct communication with major shareholders upon shareholder request or upon request of the Board or the CEO and President.

In addition, the non-executive Chairman shall preside at all meetings of the Board of Directors, including executive sessions; may attend all meetings of Board Committees, other than executive sessions; and has authority to call meetings of the independent directors.

Executive Sessions of the Board

During each of our Board of Directors’ regularly scheduled meetings, the non-management directors meet in executive session with our non-executive Chairman presiding.

Specific Experience, Qualifications and Skills of the Members of Our Board of Directors

Our Board of Directors is comprised of highly qualified individuals with unique and special skills that assist in effective management of the Company for the benefit of our shareholders. Each of our directors possesses certain experience, qualifications, attributes and skills, as further described below, that led to our conclusion that he or she should serve as a member of our Board of Directors. In addition to the biographical information with respect to each of our directors under the heading “Election of Directors – Our Nominees for Class IIl Director” and “Election of Directors – Our Continuing Directors,” the following table shows additional experience and qualifications of our individual directors:

Director	Specific Qualifications and Skills
Robert G. Croyle

•     Over 35 years of experience in the oil services industry

•     In-depth knowledge of the Company, having served as an attorney, general counsel and Vice Chairman

•     Expertise in compensation and health, safety and environmental matters

•     Service on other boards including as presiding director and member of audit, nominating and corporate governance, and compensation committees

William T. Fox III	• Financial expertise • Over 30 years in commercial banking, lending to energy companies • Service as chairman of a compensation committee and member of an audit committee on another board
Sir Graham Hearne

•     CEO or Chairman of independent exploration and production company for 18 years, with extensive international operations

•     CFO of major UK public company for three years

•     Over 40 years of experience as an independent director of a number of public and private enterprises; significant experience as a member of compensation, audit and governance committees • Extensive investment banking and legal experience
Thomas R. Hix

•     Many years of financial and mergers and acquisitions experience, including as CFO of public company in oil and gas services for 17 years

•     Board member of public exploration and production company and public board service for 14 years

•     Significant management experience in offshore contract drilling

•     Former Certified Public Accountant (CPA)

H. E. Lentz	• Significant investment banking experience for 40 years • Financial expertise • Service on public companies including audit, compensation and nominating committee experience
Lord Colin Moynihan

•     Former Minister of Energy, United Kingdom; significant government experience related to energy policy

•     Executive positions, board service and consulting in oil and gas industry; significant international energy experience.

•     Significant health, safety and environment expertise; Minister responsible for implementing world leading offshore safety regulations

•     Political experience as Member of the British House of Parliament for 10 years and current Member of the House of Lords

Suzanne P. Nimocks

•     Over 20 years experience in a global management consulting firm, focusing on international energy clients, strategic planning and risk management

•     Significant management expertise gained from managing a large office of an international consulting firm

•     Service on compensation and audit committees of publicly traded companies

P. Dexter Peacock

•     Experience managing a large law firm; expertise in mergers, acquisitions and securities law; 35 years as a practicing attorney

•     Advisor to boards of directors of public companies for over 30 years

•     Extensive international transactional experience

•     Service on the boards of international and domestic companies

John J. Quicke	• Board service on eight public companies over 15 years • Significant operating experience for over 20 years • Financial and accounting expertise, including as a Certified Public Accountant (CPA)
W. Matt Ralls

•     Significant drilling industry experience including service as Chief Operating Officer and Chief Financial Officer of a publicly traded international drilling company for over 10 years

•     Extensive experience as commercial lender to energy industry

•     Service on boards and committees of publicly traded companies

Director Independence

The Board, through the Nominating & Corporate Governance Committee, undertakes its annual review of director independence in the first quarter of each year. During the review, the Board considers transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, including the relationship reported below. The purpose of this review is to determine whether any relationships or transactions existed that were inconsistent with a determination that the director is independent. Certain of our directors serve on boards of directors of, or own minor interests in, companies we do business with, either as a customer or vendor. The Board reviewed the types of transactions, dollar amounts and significance to the Company of each relationship. The Board affirmatively determined that the transactions between the Company and those entities were not material to either party. As a result of this review, the Board affirmatively determined that all of the directors are independent of the Company and its management, with the exception of Mr. Ralls, our Chief Executive Officer.

Mr. Peacock, a director of the Company, is Of Counsel to, and his son is a partner of, Andrews Kurth LLP, a law firm from which Mr. Peacock retired as a partner in 1997. The Company seeks legal advice from many different law firms and sometimes relies on Andrews Kurth for corporate and securities law matters. During 2011, we paid Andrews Kurth approximately $531,000 in legal fees, which the Company believes reflected market rates for services rendered. During 2011, the Company received legal services from over forty law firms around the world. By fees paid, Andrews Kurth ranked approximately sixth among such firms. In addition, the Company believes such fees represented less than one fourth of one percent (1/4 of 1%) of the law firm’s 2011 revenues. The engagement of Andrews Kurth was approved by the Board of Directors. Mr. Peacock is paid a fixed amount of $100,000 in an annual stipend as Of Counsel to the firm. Mr. Peacock does not actively practice law or participate in the earnings of the firm, and is not eligible for bonuses or other incentive payments from the firm.

Role of the Board in Risk Oversight

The Board of Directors requires that an annual assessment of risk be performed and has delegated to the Audit Committee oversight of that process. The enterprise risk management assessment is designed to take a portfolio view of risk and to identify potential events that may affect the Company, manage risks to be within the Company’s risk profile and to provide reasonable assurance regarding the achievement of Company objectives.

Each year, the management team of the Company meets to conduct a thorough assessment of potential risks facing the Company. Risks are rated as to severity and likelihood of threat, and management discusses the efforts in place to mitigate each risk. To the extent the management team believes that mitigation efforts are not sufficient with respect to a significant risk, an initiative to address such risk is identified and assigned to the appropriate management representative. In 2011, management conducted such an assessment and in January 2012, management presented the complete risk assessment to the Audit Committee. The Audit Committee reviewed the report and asked for modifications where it deemed necessary, and then provided a complete report to the Board of Directors.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Compensation Committee has retained its own compensation consultant and meets regularly with management to understand the financial, human resources and shareholder implications of compensation decisions being made.

Director Selection Process

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors. Working closely with the full Board, the Nominating and Corporate Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, which may include: the current composition of the Board; the range of talents, experiences, skills and diversity that would best complement those already represented on the Board; the desire for a substantial majority of independent directors; and the need for financial, industry, international or other specialized expertise. Applying these criteria, the Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders. From time to time, the Nominating and Corporate Governance Committee also retains executive search firms to identify and review candidates.

Once the Nominating and Corporate Governance Committee has identified a prospective nominee (including prospective nominees recommended by shareholders), it makes an initial determination as to whether to conduct a full evaluation. In making this determination, the Nominating and Corporate Governance Committee takes into account the information provided to the Nominating and Corporate Governance Committee with the recommendation of the candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge and information obtained through inquiries to third parties to the extent the Nominating and Corporate Governance Committee deems appropriate. The preliminary determination is based primarily on the need for additional Board members and the likelihood that the prospective nominee can satisfy the criteria that the Nominating and Corporate Governance Committee has established. If the Nominating and Corporate Governance Committee determines, in consultation with the Chairman of the Board and other directors as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience and report its findings to the Nominating and Corporate Governance Committee.

If the Nominating and Corporate Governance Committee decides, on the basis of its preliminary review, to proceed with further consideration, members of the Nominating and Corporate Governance Committee, as well as other members of the Board as appropriate, interview the nominee. After completing this evaluation and interview, the Nominating and Corporate Governance Committee makes a recommendation to the full Board, which makes the final determination whether to nominate or appoint the new director after considering the Nominating and Corporate Governance Committee’s report.

A shareholder who wishes to recommend a prospective nominee for the Board should notify the Company Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of the Bylaws relating to shareholder nominations as described in “Shareholder Nominations for Director” below.

Shareholder Nominations for Director

Shareholders of record, whose interest in shares, individually or in the aggregate, represents at least 5% of the Company’s paid-up share capital, may nominate candidates for election as directors if they follow the procedures and comply with the deadlines specified in our Articles of Association, as may be amended from time to time. A copy of our Articles of Association is available to any shareholder who makes a written request to the Company Secretary. Qualifying shareholders may submit in writing recommendations for consideration by the Nominating and Corporate Governance Committee to our Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the shareholder wants the Nominating and Corporate Governance Committee to consider. Director nominees should have the highest professional and personal integrity, values and ethics, and must be committed to representing the interests of all shareholders of the Company. They must also meet the criteria set by the Nominating and Corporate Governance Committee. Director nominees must have sufficient time to carry out their duties effectively. They must have mature judgment developed through business experience and/or educational background and must meet criteria of independence and expertise that satisfy applicable NYSE and legal regulations. Each individual nominee must have the potential to contribute to the effective functioning of the Board of Directors as a whole.

Shareholder Proposals

Shareholder proposals intended for inclusion in our proxy materials for an annual general meeting of shareholders must be provided to us on a timely basis and satisfy the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). A shareholder proposal intended for inclusion in our proxy materials for the 2013 annual general meeting of shareholders must be submitted in writing before December 27, 2012 to the Company Secretary at 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056. In addition, our Articles of Association require that proposals of shareholders made outside of Rule 14a-8 under the Exchange Act and nominations for the election of directors at the 2013 annual general meeting of shareholders must be submitted, in accordance with the requirements of our Articles of Association, not earlier than December 27, 2012 or later than January 26, 2013 Shareholders are also advised to review our Articles of Association, which contain additional requirements about advance notice of shareholder proposals and director nominations.

Communication with Directors

The Board of Directors has adopted the following process for shareholders and other interested parties to send communications to members of the Board. Shareholders and other interested parties may communicate with the Chairman, the chairs of the Audit, Compensation, and Nominating and Corporate Governance Committees of the Board, or with any of our other independent directors, by sending a letter to the following address: Rowan Companies plc, c/o Company Secretary, 2800 Post Oak Blvd., Suite 5450, Houston, Texas 77056.

Business Conduct Policies

We have a Code of Business Conduct and Ethics that applies to all of our employees and directors and we have a Code of Ethics for Senior Financial Officers of the Company that applies to our chief executive, chief financial and chief accounting officers; both policies are available on our website www.rowancompanies.com under “Investor Relations — Governance.”

Related Party Transaction Policy

All transactions with related parties must be made in compliance with the Sarbanes-Oxley Act and our Code of Business Conduct and Ethics. Such transactions must have a legitimate business purpose, and must be on terms no less favorable to us than could be obtained from unrelated third parties. Each year, directors, officers and certain employees are required to complete a questionnaire regarding conflicts of interest, including related party transactions, and to provide such information to our compliance officer. In addition, pursuant to our Code of Business Conduct and Ethics policy, all directors, officers and employees must report any actual or potential conflicts of interest to our compliance officer. Our compliance officer reports such matters to our Audit Committee for further review, with consultation with the Board if warranted. Each of the transactions discussed below was reviewed by the Audit Committee and approved by the Board of Directors.

The Company employs an individual who is related to one of our named executive officers (“NEOs”). Since October 2008, Mr. Matt G. Keller, who is the brother of Mr. Mark A. Keller, our Executive Vice President—Business Development, has served as a sales and marketing manager. Matt G. Keller previously served as the manager of certain of our properties used for business entertainment (from August 2006 until October 2008) and as a vice president of one of our manufacturing subsidiaries (from January 2002 to August 2006). In 2011, he received approximately $158,480 in cash compensation (including approximately $140,000 in base wages and $18,480 in bonus) plus a grant of restricted shares valued at approximately $76,635 on the 2011 grant date.

From time to time, the Company has purchased equipment and related services in the ordinary course of business from S&N Pump Co. (“S&N”). S&N was previously owned and operated by the family of the brother-in-law of Mr. Buvens, our Executive Vice President, Legal, prior to the sale of S&N in 2010. S&N currently employs the sister and brother-in-law of Mr. Buvens, but Mr. Buvens had no role in purchases by the Company from S&N. The Company believes the amounts paid to S&N for equipment and services purchased were reasonable and reflected prices comparable to those charged by S&N to third parties for similar equipment and services. In 2010 and 2011, S&N sold the Company equipment totaling approximately $1.5 million (approximately 4.2% of S&N sales) and $3.9 million (approximately 9.1% of S&N sales), respectively.

PROPOSALS NO. 1, 2 & 3

ELECTION OF DIRECTORS

For many years, the Board of Directors of Rowan Delaware has been divided into three classes with one class standing for election each year for a three-year term. At the Rowan Delaware stockholders’ meeting held on April 16, 2012, in conjunction with the redomestication, the Board of Directors recommended, and the stockholders approved, the Company’s Articles of Association, which call for the declassification of the Board over a three-year period beginning in 2013. Accordingly, current directors serve for three-year terms. This includes the class of directors to be elected at this year’s Meeting, and each of those directors will be elected to a three-year term expiring at the 2015 annual general meeting of shareholders. Other directors will continue to serve the remainder of their elected terms. Declassification will be phased in as set forth below:

Scheduled Meeting	Action	Individuals Anticipated to be Serving in Relevant Director Class

2012 General Meeting	Individuals nominated as Class III directors stand for election for a three-year term	Class III: Thomas R. Hix Suzanne P. Nimocks P. Dexter Peacock(1)

2013 Annual General Meeting	Individuals nominated as Class I directors (whose terms expire at the 2013 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz

2014 Annual General Meeting	Individuals originally nominated as Class I directors (nominees previously elected for a one-year term at the 2013 annual general meeting or individuals newly designated as nominees) and individuals nominated as Class II directors (whose terms expire at the 2014 annual general meeting) stand for election for a one-year term	Class I: William T. Fox III Sir Graham Hearne H. E. Lentz Class II: R. G. Croyle Lord Moynihan W. Matt Ralls John J. Quicke

2015 Annual General Meeting and thereafter	All directors stand for election for one-year terms	No Classes

(1)

As a result of the Company’s decision to reduce the size of the Board from twelve to ten members in January 2012, two directors, Robert E. Kramek and Frederick R. Lausen, both Class III directors, retired from the Board prior to the redomestication. Mr. P. Dexter Peacock has served as a Class I director of the Company since 2004. In January 2012, the Board re-assigned Mr. Peacock to Class III in order to maintain the classes of directors as nearly equal as possible. Therefore, Mr. Peacock is standing for re-election this year as a Class III director.

The three nominees for Class IlI director standing for election at the Meeting are: Thomas R. Hix, Suzanne P. Nimocks and P. Dexter Peacock. Information with respect to the nominees for Class IlI director and our continuing directors is set forth below. It is the intention of the proxies, unless otherwise instructed, to vote in favor of each of the ordinary resolutions to elect the Class IlI director nominees. The Board of Directors has no reason to believe that any nominee named herein will be unable to serve if elected.

Our Nominees for Class IIl Director

Thomas R. Hix Age 64 Director since 2009 Class III

Business consultant since January 2003. Senior Vice President of Finance and Chief Financial Officer of Cameron International Corporation, an oil and gas products and services company, from 1995 to 2003. Mr. Hix also serves on the Board of Health Care Service Corporation, and previously served on the Board of TODCO from 2004 until it was acquired in 2007 and the Board of El Paso Corporation from 2004 until it was acquired in May 2012.

Suzanne P. Nimocks Age 53 Director since 2010 Class III

Formerly a director (senior partner) with McKinsey & Company, a global management consulting firm, from June 1999 to March 2010, and was with the firm in various other capacities since 1989, including as a leader of the firm’s Global Petroleum Practice, Electrical Power & Natural Gas Practice, Organization Practice and Risk Management Practice. Ms. Nimocks served as a member of the firm’s worldwide personnel committees for many years and as the Manager of the Houston office for eight years. Ms. Nimocks also serves on the Boards of Encana Corporation and Arcelor Mittal.

P. Dexter Peacock Age 70 Director since 2004 Class III	Formerly Managing Partner of Andrews Kurth LLP, a law firm, retired as a Partner in 1997; Of Counsel to Andrews Kurth since 1997. Mr. Peacock also serves on the Board of Cabot Oil & Gas Corporation.

Recommendation of the Board

The Nominating and Corporate Governance Committee has recommended to the Board, and the Board also recommends, that the shareholders vote FOR each of the ordinary resolutions to elect the Class III director nominees at the Meeting to serve until the 2015 annual general meeting of shareholders and until their successors are duly elected and qualified.

Our Continuing Directors

William T. Fox III Age 66 Director since 2001 Class I	Formerly Managing Director responsible for the global energy and mining businesses of Citigroup from 1994 until his retirement in 2003. Mr. Fox also serves on the Board of Cloud Peak Energy Inc.

Sir Graham Hearne Age 74 Director since 2004 Class I

Formerly Chairman of Enterprise Oil plc, an oil and gas exploration and production company, from 1991 until retirement in 2002, and Chief Executive Officer from 1984 to 1991. Sir Hearne also serves as the non-executive Chairman of Catlin Group Limited and Braemar Shipping Services Group plc. Sir Hearne is a non-executive director of Bumi plc and Genel Energy plc and formerly served as a director of N.M. Rothschild & Sons Ltd. (1970 – 2010), Vetco International (2003 – 2007), Gallaher Group PLC (1997 – 2007), Stratic Energy Corporation (2005 – 2010) and Wellstream Holdings plc (2003 – 2011).

H. E. Lentz Age 67 Director since 1990 Class I

Chairman of the Board of Directors of the Company. Former Managing Director of Lazard Frères & Co., an investment banking firm, from June 2009 until retirement in May 2011. Also former Managing Director of Barclays Capital, an investment banking firm and successor to Lehman Brothers, from September 2008 to March 2009. Advisory Director of Lehman Brothers from 2004 to September 2008. Mr. Lentz also serves on the Boards of Peabody Energy Corp., Macquarie Infrastructure Company, WPX Energy and CARBO Ceramics, Inc.

R. G. Croyle Age 69 Director since 1998 Class II

Formerly Vice Chairman and Chief Administrative Officer of the Company from August 2002 until retirement in December 2006. Mr. Croyle also serves on the Board of Magellan Midstream Partners, L.P., and previously served on the Boards of Boots & Coots, Inc. and Magellan Midstream Holdings GP, LLC.

Lord Moynihan Age 56 Director since 1996 Class II

Executive Chairman of Pelamis Wave Energy from August 2005 to 2011 and Senior Partner of London-based CMA, an energy advisory firm, since 1993. Lord Moynihan served as Executive Director of Clipper Windpower Inc. and Chairman of Clipper Windpower Europe Limited, wind turbine technology companies, from 2004 to 2007. Lord Moynihan has been an active member of the House of Lords since 1997 and serves as Chairman of the British Olympic Association.

W. Matt Ralls Age 62 Director since 2009 Class II

President and Chief Executive Officer since January 2009. Executive Vice President and Chief Operating Officer of GlobalSantaFe Corporation, an international contract drilling company, from June 2005 until November 2007. Prior to that time Mr. Ralls served as Senior Vice President and CFO of GlobalSantaFe. Mr. Ralls also serves on the Board of Cabot Oil & Gas Corporation and Superior Energy Services, Inc. Mr. Ralls has previously served on the Boards of El Paso Partners, Enterprise Products Partners L.P. , Enterprise Products, G.P. and Complete Production before its acquisition by Superior Energy Services, Inc.

John J. Quicke Age 62 Director since 2009 Class II

Mr. Quicke has served as a Managing Director and an operating partner of Steel Partners LLC, a global management firm, since 2005. Mr. Quicke is currently President, CEO and a director of DGT Holdings Corp., an electronic systems company, and interim President and CEO and a director of Steel Excel, Inc. Mr. Quicke previously served as a director of Angelica Corporation, Layne Christensen Company, NOVT Corporation and Handy & Harman Ltd. Previously, Mr. Quicke served in various capacities at Sequa Corporation, a diversified manufacturer, including Vice Chairman and Executive Officer from 2004 to 2005, and as a director of the company from 1993 to 2005.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has five standing committees: Audit; Compensation; Health, Safety & Environment; Nominating and Corporate Governance and Executive. Information regarding these committees is provided below. The charters of the Audit, Compensation, and Nominating and Corporate Governance Committees are available on the Company’s website, www.rowancompanies.com under “Investor Relations–Governance” and in print to any shareholder who requests them from the Company Secretary.

Audit Committee:

The members of the Audit Committee are:

William T. Fox III, Chair

Robert G. Croyle

Thomas R. Hix

John J. Quicke

The Audit Committee is directly responsible for the engagement, compensation and oversight of the U.S. independent registered public accounting firm engaged to issue an audit report on the Company’s consolidated financial statements. In addition, the committee oversees our financial and accounting processes, certain compliance matters, performance of our internal audit function and our enterprise risk management assessment. The Audit Committee met five times during 2011. All of the members of the Audit Committee are independent within the meaning of the SEC regulations and the listing standards of the NYSE. The Board has determined that each of Messrs. Fox, Hix and Quicke are qualified as audit committee financial experts within the meaning of SEC regulations, and that they have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. Mr. Fox and Mr. Hix both served on the Audit Committee during all of 2011. Mr. Quicke was appointed to the Audit Committee to replace Mr. Robert E. Kramek who retired from the Board, each effective as of April 16, 2012. On April 27, 2012, Mr. Croyle was also appointed to the Audit Committee.

Compensation Committee:

The members of the Compensation Committee are:

Thomas R. Hix, Chair

Sir Graham Hearne

H.E. Lentz

John J. Quicke

Suzanne P. Nimocks

The Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of our NEOs, evaluating the performance of the NEOs and, either as a committee or together with the other independent members of the Board, determining and approving the compensation level for the chief executive officer and making recommendations regarding compensation of other executive officers and certain compensation plans to the Board (the Board has delegated to the Compensation Committee the responsibility for approving these arrangements). Additional information on the roles and responsibilities of the Compensation Committee is provided under the heading “Compensation Discussion and Analysis,” below. In 2011, the Compensation Committee met six times. All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE. In January 2012, Mr. P. Dexter Peacock, who had served as the Chairman of the Compensation Committee during 2011, stepped down from the Compensation Committee. Upon Mr. Peacock’s departure from the Compensation Committee, Mr. Thomas R. Hix was appointed to serve as Chairman of the Compensation Committee.

Health, Safety & Environment Committee:

The members of the Health, Safety & Environment Committee are:

Lord Moynihan, Chair

Robert G. Croyle

Suzanne P. Nimocks

P. Dexter Peacock

The Health, Safety & Environment Committee reviews our performance and policies with respect to health, safety and environmental matters and makes recommendations to the Board regarding such matters. In 2011, the Health, Safety & Environment Committee met four times. Lord Moynihan and Mr. Croyle both served on the Health, Safety & Environment Committee during all of 2011. Mr. Robert E. Kramek served on the Health, Safety & Environment Committee in 2011 but retired from the Board effective as of April 16, 2012. On April 27, 2012, Mr. P. Dexter Peacock and Ms. Suzanne P. Nimocks were also appointed to the Health, Safety & Environment Committee.

Nominating and Corporate Governance Committee:

The members of the Nominating and Corporate Governance Committee are:

Sir Graham Hearne, Chair

William T. Fox III

H.E. Lentz

Lord Moynihan

The Nominating and Corporate Governance Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Guidelines. In addition, the Nominating and Corporate Governance Committee assists the Board in developing criteria for open Board positions, reviews background information on potential candidates and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee also supervises the Board’s annual review of director independence and the Board’s annual self-evaluation, makes recommendations to the Board with respect to committee assignments and oversees the Board’s director education practices. The Nominating and Corporate Governance Committee met four times during 2011. All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE. Mr. Lausen served on the Nominating and Corporate Governance Committee in 2011 but retired from the Board prior to the redomestication.

Executive Committee:

The members of the Executive Committee are:

W. Matt Ralls, Chair

William T. Fox

Sir Graham Hearne

H.E. Lentz

Thomas R. Hix

The Executive Committee serves primarily as a means for taking action on matters requiring Board approval between regularly scheduled meetings of the Board. The Executive Committee is authorized to act for the full Board on matters other than those specifically reserved under the Companies Act 2006 to the Board. In practice, the Executive Committee’s actions are generally limited to matters such as the authorization of transactions including corporate credit facilities and borrowings. The Executive Committee did not meet in 2011. In January 2012, Mr. P. Dexter Peacock stepped down from the Executive Committee in conjunction with his departure from the Compensation Committee, and Mr. Thomas R. Hix replaced Mr. Peacock on the Executive Committee.

DIRECTOR COMPENSATION AND ATTENDANCE

The Board approved the following 2011 annual compensation for our non-management directors, plus reimbursement for reasonable expenses:

2011 Cash Annual Retainer
Board of Directors	$70,000
Chairman (additional retainer)	$100,000(1)
HSE and NCG Committee Chairs	$10,000
Audit and Compensation Committee Chairs	$15,000

(1)	Effective January 1, 2012, the Board approved an increase in the Chairman’s 2012 annual retainer to $150,000.

In addition, on the date of the last annual meeting in 2011, each director received restricted stock units (“RSUs”) under the Company’s long-term incentive plan (the “LTIP”) equal in value to $140,000. Such RSUs vested on the first anniversary date of the grant (April 28, 2012) and are settled upon termination of service from the Board, other than for Messrs. Lausen and Kramek whose vesting was accelerated to their date of departure from the Board. Newly elected outside directors receive RSUs with a value of $25,000 upon election. Directors do not receive meeting fees.

All of our incumbent directors attended 75% or more of the meetings of the Board and committees upon which they served during 2011. The Board of Directors held eleven meetings in 2011 (six in-person meetings and five telephonic meetings). Directors are strongly encouraged to attend our annual general meetings of shareholders, and all of our directors attended our 2011 annual meeting.

In 2011, our non-management directors received the compensation shown below, plus reimbursement for reasonable travel expenses. Mr. Ralls is an employee of the Company and does not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2011

Name	Fees Earned in Cash($)(1)	Stock Awards(2)(3)($)	Total($)
R. G. Croyle	70,000	140,015	210,015
William T. Fox III	85,000	140,015	225,015
Sir Graham Hearne	80,000	140,015	220,015
Thomas R. Hix	70,000	140,015	210,015
Robert E. Kramek	70,000	140,015	210,015
Frederick R. Lausen	70,000	140,015	210,015
H. E. Lentz	170,000	140,015	310,015
Lord Moynihan	80,000	140,015	220,015
Suzanne P. Nimocks	70,000	140,015	210,015
P. Dexter Peacock	85,000	140,015	225,015
John J. Quicke	70,000	140,015	210,015

(1)	Amounts reflect retainers earned in 2011.

(2)

The amount in the table reflects the aggregate grant date fair value related to the 2011 grants based upon the number of RSUs awarded and the fair market value of Rowan Delaware common stock on the grant date calculated in accordance with FASB ASC Topic 718. We account for RSU awards as a

“liability” award under ASC 718. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 8 of the Notes to Consolidated Financial Statements included as Exhibit 99 to the Form 8-K filed with the SEC on May 16, 2012. The aggregate number of RSUs held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.

(3)

No amounts were expensed in 2011 in connection with stock option awards. We have not issued stock options to non-employee directors since 2004 and all outstanding options are fully vested. The aggregate number of stock options held by each director is shown in “Security Ownership of Certain Beneficial Owners and Management” below.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables show the beneficial ownership of outstanding shares as of May 24, 2012 for the following persons:

•	Each director or nominee;

•

Our principal executive officer, our principal financial officer and the other three highest paid officers of the Company, in addition to D. P. Russell who resigned as an executive officer of the Company on July 28, 2011; and

•	All of our directors and executive officers as a group.

As of May 24, 2012, none of the shares shown below were pledged. Unless otherwise indicated, each individual has sole voting and dispositive power with respect to the shares shown below. None of the officers or directors owns one percent or more of our shares.

	Restricted (1)	Shares	Savings Plan (2)	Options/ SARs (3)	Aggregate Beneficial Ownership	Percent of Class (4)
Directors:
R. G. Croyle	18,015	21,958	—	—	39,973	*
William T. Fox III	25,057	9,000	—	6,000	40,057	*
Sir Graham Hearne	21,890	1,000	—	10,000	32,890	*
Thomas R. Hix	11,888	—	—	—	11,888	*
H. E. Lentz	25,057	39,000	—	6,000	70,057	*
Lord Moynihan (5)	25,057	7,000	—	6,000	38,057	*
Suzanne P. Nimocks	4,157	—	—	—	4,157	*
P. Dexter Peacock	21,890	5,505	—	5,000	32,395	*
John J. Quicke	11,888	1,000	—	—	12,888	*
W. Matt Ralls	143,027	106,045	—	177,654	426,726	*
Other NEOs:
Thomas P. Burke	29,736	15,707	—	—	45,443	*
M. A. Keller	40,435	127,821	4,440	110,936	283,632	*
J. L. Buvens	30,811	69,659	—	95,316	195,786	*
W. H. Wells (6)	30,499	51,411	13,199	62,302	157,411	*

All Directors and Executive Officers as a group (17 persons)	502,708	526,192	20,012	500,819	1,549,731	1.25%

D. P. Russell (7)	64,913	43,875	10,352	69,330	188,470	*

*	Ownership of less than 1 percent of the shares issued and outstanding.

(1)

For each of our non-employee directors, amounts shown are RSUs that may be converted to cash or shares upon a director’s termination of service from the Board. For each of our officers, amounts shown are shares of restricted stock over which such officer currently has voting power but not dispositive power.

(2)	As of April 30, 2012, Savings Plan participants have sole voting power and limited dispositive power over such shares.

(3)

Includes shares that could be acquired through July 23, 2012 by the exercise of stock options or stock appreciation rights (“SARs”). The number of shares issuable under SARs is based on the average of the high and low share price on May 24, 2012 of $31.45.

(4)	Based upon 124,184,934 issued and outstanding shares on May 24, 2012, which excludes for these purposes 549,473 shares held by an affiliated employee benefit trust.

(5)	Shares held by Lord Moynihan include 3,000 shares held indirectly through a pension trust.

(6)	Does not include 200 shares held by Mr. Wells’ father-in-law; Mr. Wells disclaims beneficial ownership of such shares.

(7)

Mr. Russell resigned as an executive officer on July 28, 2011. Beneficial ownership information is as of May 9, 2011, the date of filing of Mr. Russell’s most recent Form 4, plus 30,072 shares of restricted stock granted to Mr. Russell on August 12, 2011 pursuant to his severance agreement (discussed below).

As of May 24, 2012, the Company did not know of any person who beneficially owned in excess of 5% of the Company’s outstanding shares, except as set forth in the table below:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class (1)

BlackRock, Inc. (2)	10,731,399	8.64%
40 East 52nd Street
New York, NY 10022

FMR LLC (3)	8,575,730	6.91%
82 Devonshire Street
Boston, Massachusetts 02109

The Vanguard Group, Inc. (4)	6,724,310	5.41%
100 Vanguard Boulevard
Malvern, PA 19355

First Pacific Advisors, LLC (5)	6,719,900	5.41%
11400 West Olympic Boulevard, Suite 1200
Los Angeles, CA 90064

State Street Corporation (6)	6,224,600	5.01%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

(1)	Based upon 124,184,934 issued and outstanding shares on May 24, 2012, which excludes for these purposes 549,473 shares held by an affiliated employee benefit trust.

(2)

As reported on Schedule 13G/A (filed with the SEC on February 10, 2012) by BlackRock, Inc. and certain of its subsidiaries. BlackRock reports sole investment and sole dispositive power over all shares reported above.

(3)

As reported on Schedule 13G (filed with the SEC on February 14, 2012) by FMR LLC, a parent holding company. FMR LLC is the beneficial owner of all 8,575,730 shares, has sole dispositive power over all 8,575,730 shares and has sole voting power over 1,928,990 shares. Edward C. Johnson III serves as Chairman of FMR LLC. Members of the Edward C. Johnson III family own shares representing approximately 49 percent of the voting power of FMR LLC. Mr. Johnson and members of his family may be deemed to form a controlling group with respect to the common voting stock of FMR LLC. Of these 8,575,730 shares, 6,638,140 shares are beneficially owned by Fidelity Management & Research Company, an investment advisor and a wholly owned subsidiary of FMR LLC; 40,217 shares are beneficially owned by Fidelity Management Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act and wholly owned subsidiary of FMR LLC; 4,340 shares are beneficially owned by Strategic Advisers, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 23,610 shares are beneficially owned by Pyramis Global Advisors, LLC, an investment advisor and indirect wholly owned subsidiary of FMR LLC; and 1,177,990 shares are beneficially owned by Pyramis Global Advisors Trust Company, a bank as defined in Section 3(a)(6) of the Exchange Act. FIL Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under Section 13(d)(1) of the Exchange Act, is the beneficial owner of 691,433 shares. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25 percent and less than 50 percent of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. FMR LLC and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) of the Exchange Act.

(4)

As reported on Schedule 13G (filed with the SEC on February 10, 2012) by The Vanguard Group, Inc. and certain of its subsidiaries (“Vanguard”). Vanguard reports sole voting power over 176,624 shares, sole dispositive power over 6,547,686 shares and shared dispositive power over 176,624 shares.

(5)

As reported on Schedule 13G (filed with the SEC on February 14, 2012) by First Pacific Advisors, LLC (“FPA”), Robert L. Rodriguez, Managing Member of FPA, J. Richard Atwood, Managing Member of FPA and Steven T. Romick, Managing Member of FPA. FPA, in its capacity as investment advisor to its various clients, may be deemed to be the beneficial owner of the shares reported above, as in its capacity as investment advisor it has shared voting power over 2,763,500 shares and the power to dispose or direct the disposition of all shares of the issuer owned by its clients. Each of Messrs. Rodriguez, Atwood and Romick, as part-owners and Managing Members of FPA, is a controlling person of FPA and may be deemed to beneficially own such shares, and each disclaims beneficial ownership of such shares.

(6)

As reported on Schedule 13G (filed with the SEC on February 13, 2012) by State Street Corporation, acting in various fiduciary capacities. The reporting person has shared voting and dispositive power of the shares reported above, and disclaims beneficial ownership of such shares.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, as provided below, with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors

Thomas R. Hix, Chairman

Sir Graham Hearne

H. E. Lentz

John J. Quicke

Suzanne P. Nimocks

April 9, 2012

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2011, the Compensation Committee consisted of Messrs. Peacock (Chair), Hearne, Hix, Lentz, Nimocks and Quicke, all of whom were independent non-management directors. None of the Compensation Committee members has served as an officer or employee of the Company, and none of the Company’s executive officers has served as a member of a compensation committee or board of directors of any other entity which has an executive officer serving as a member of the Company’s Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Executive Summary

Rowan operates in a highly competitive global market that consists of relatively few publicly traded peers. The business environment is strongly influenced by factors that affect decision making and company performance over time. These factors also affect the market for executive talent, and include:

•	Complex technical expertise requirements;

•	Overarching effect of world oil markets;

•	Large capital investments with long payback horizons;

•	Cyclical nature of oil and gas demand and pricing;

•	Stringent and evolving customer demands; and

•	Impact of regulations, customs, safety and environmental considerations around the world.

These influences impact the design and administration of executive pay programs, including incentive compensation design and the definition of the competitive market for comparing executive compensation. Most notably, these influences are seen in the following:

•	Our annual incentive plan design which includes strategic financial and operational measures;

•	Our performance-determined restricted stock award program which rewards the achievement of long-range strategic initiatives; and

•	Our process for benchmarking executive compensation against a small group of primary offshore drilling peer companies, with secondary information from other energy industry companies.

Rowan’s executive compensation programs also address shareholder considerations in their design and administration, including:

•	Executive share ownership guidelines;

•	A commitment not to enter new change in control severance agreements that include excise tax gross ups;

•	A “claw back” provision;

•	The use of independent consultants;

•	The use of tally sheets in assessing total compensation;

•	Share-based compensation awards that are performance-based (stock appreciation rights) or performance-influenced (restricted stock award values); and

•

For 2012, the introduction of a new performance unit awards tied to relative total shareholder return against our offshore drilling peers, and the redesign of our annual incentive plan that is intended to qualify for deductibility under Internal Revenue Code Section 162(m).

2011 Company Highlights

In 2011, we achieved a significant transformation through the execution of our strategic imperatives with significant results to shareholders, including:

•	The sale of our manufacturing subsidiary, LeTourneau Technologies, Inc. (“LeTourneau”) to a strategic buyer at an attractive price;

•	The sale of our land drilling division to a strategic buyer at an attractive price;

•

The enhancement of our mission as a world class offshore driller, with ultra-deepwater drilling capabilities, highlighted by the attraction of industry leading management talent and entering into contracts to design and build three ultra-deepwater drillships, slated for delivery beginning in 2013;

•	A stronger safety and environmental culture;

•	The completion of a multi-year jack-up construction program on schedule and within budget, with delivery of four high-specification rigs;

•	The addition of $1.5 billion in contract backlog during the year, including the expansion of global reach with our re-entry into Trinidad and Southeast Asia;

•	The reduction of our effective income tax rate from 26% in 2010 to a credit of 4% in 2011 through effective tax planning, for a savings of more than $38 million in tax expense between years; and

•	The implementation of and execution toward a $150 million share buyback program.

Executive Compensation Program Philosophy and Objectives

Our compensation philosophy is to offer pay programs that motivate executive management to make decisions leading to the long-term creation of shareholder value. In order to do this, the program must reflect the nuances of the offshore drilling industry. We take a long range view of the market, and reward tactical, strategic, and financial performance. We also attempt to balance the incentive leverage of our programs so they motivate management to take appropriate risks, while responding to year over year changes in company performance. Our philosophy also deemphasizes indirect elements of compensation such as perquisites.

The Compensation Committee (the “Committee”) has structured our executive compensation program to support our philosophy by focusing on the following key objectives:

Pay For Performance

•     Align our executive compensation with short-term and long-term performance of the Company and individuals; and

•     Set a significant portion of each NEO’s total direct compensation to be in the form of variable compensation.

Reinforce Company Values

•     Commit to an injury-free workplace and ensure employee focus on safety through incentives;

•     Uphold the highest level of integrity by decreasing executive perquisites and maintaining a clawback policy for compensation awards;

•     Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness; and

•     Emphasize financial and operational performance measures that contribute to value creation over the longer term.

Attract and Retain Talent

•     Ensure that our compensation is competitive with the companies with which we compete for talent and capital so that we can attract, retain and motivate our employees; and

•     Compete effectively for the highest quality people who will determine our long-term success.

Comparative Information Utilized by the Committee

The Committee believes it is imperative to ensure that our compensation program is in line with the market in which we compete for talent and capital. In 2011, the Committee reviewed data from a group of reference companies. Our independent compensation consultant, Cogent Compensation Partners, gathered and assessed compensation data from both publicly available and other sources to provide appropriate comparisons based on company size, complexity and performance, and individual roles and job content.

For 2011, the Committee utilized the following reference group:

Peer Group (1)	Additional Drillers and Oilfield Service Companies
Atwood Oceanics	Bristow Group, Inc.
Diamond Offshore Drilling, Inc.	Dresser-Rand Group, Inc.
Ensco plc	Helmerich & Payne
Hercules Offshore	Oceaneering International
Noble Corp.	Oil States Intl Inc.
Seadrill Ltd (2)	Patterson-UTI Energy Inc.
Transocean Ltd.	SEACOR Holdings, Inc.
Superior Energy Services, Inc.
Tidewater Inc.
Unit Corp.
Willbros Group Inc.

(1)	The peer group is used for direct industry data comparisons.

(2)	Seadrill was not used in the analysis since compensation data was not available.

Due to the sale of our land and manufacturing businesses in 2011, the peer group was adjusted to focus on offshore drillers and the additional companies in the reference group were adjusted to reflect the Company’s smaller asset size after such divestitures. The Committee reviews the reference group at least annually and updates the group as appropriate to ensure the Committee is reviewing size-appropriate companies against which the Company competes for talent and capital. Our compensation consultant uses a combination of reference group proxy data, reference group current report information and published survey data in both the general industry and energy industry to develop the competitive market data.

The Committee reviews the comparative information for each component of compensation (including base salary, annual incentive and total cash compensation, and long-term compensation and other benefits). The Committee has deliberately not set a percentile target for compensation but rather subjectively considers each individual situation, including experience, tenure in current position and individual performance.

Program Process and Administration

Our Compensation Committee

In 2011, our Compensation Committee was composed of six independent Board members: Messrs. Peacock (Chairman), Hearne, Hix, Lentz and Quicke; and Ms. Nimocks joined the Committee in April 2011. The Chairman, with input from the other committee members, directs the agenda for each meeting of the Committee and seeks input from management and the Committee’s independent compensation consultant.

Typically, the Company gathers information requested by the Committee and management makes recommendations with respect to certain compensation matters and ensures that the committee members receive materials in advance of a meeting. The Chairman usually invites the Company’s Chief Executive Officer, Chief Operating Officer, the Senior Vice President & Chief Financial Officer and Vice President, Human Resources to attend the Committee meetings. During each Committee meeting, members of management are excused to permit the Committee to meet alone with its advisors and in executive session.

Our listed NEOs are all corporate officers of the Company except Mr. Russell who is no longer with the Company as described below. Dr. Burke, who joined the Company in December 2009, previously served as the President and Chief Executive Officer of the Company’s manufacturing subsidiary, LeTourneau, which was sold in June 2011, and Dr. Burke’s employment with the Company ended at that time. In July 2011, Dr. Burke rejoined the Company as Chief Operating Officer. Dr. Burke participated in LeTourneau compensation plans for the first half of 2011 and in the Company’s plans from July 2011. His compensation is described below.

Role of the Independent Compensation Consultant

Each year, the Committee retains an independent compensation consultant to assist in the continual development and evaluation of compensation policies, the review of competitive compensation information and the Committee’s determinations of compensation levels and awards. A representative from our compensation consultant attends Committee meetings, meets with the Committee without management present and provides third-party data, advice and expertise on proposed executive and director compensation and plan designs. At the direction of the Committee, the compensation consultant reviews management recommendations and advises the Committee on the matters included in the materials, including the consistency of proposals with the Committee’s compensation philosophy and comparisons to programs at other companies. At the request of the Committee, the consultant also prepares its own analysis of compensation matters, including positioning of programs in the competitive market and the design of plans consistent with the Committee’s compensation philosophy.

Since 2010, the Committee has engaged Cogent Compensation Partners as its independent compensation consultant for advice on all executive compensation matters. Cogent is headquartered in Houston, Texas and provides independent compensation advice to companies in the Fortune 500, focusing on the energy industry. Cogent does not provide other services to the Company.

Role of CEO in Compensation Decisions

In 2011, our CEO performed the following functions in our compensation decision process:

•	Recommended, based on market data, certain changes to base salaries and short-term and long-term incentive targets for the NEOs;

•	With the management team, developed short-term and long-term goals to be considered by the Committee for the short-term and long-term incentive plans;

•	Approved other elements of compensation or personnel matters including:

o	Changes in pay or title to employees below the NEOs;

o	Levels of equity awards for executives below the NEO level and for key non-officer employees under the Company’s long-term incentive plan; and

o	Agreements or arrangements relating to the terms of employment, continued employment or termination of employment with respect to certain employees below the NEO level.

After review of the CEO’s recommendations and a review of all relevant compensation data presented to the Committee, the Committee made its own assessment and recommendations to the Board of Directors regarding the compensation package for each NEO.

The Role of Shareholder Say-on-Pay Votes and Shareholder Engagement

The Company provides its shareholders with the opportunity to cast an annual advisory vote on executive compensation (a “say-on-pay proposal”). At the annual meeting of shareholders held in April 2011, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Committee believes that this is an overall endorsement by the shareholders of the Company’s approach to executive compensation, and did not change its approach materially in 2011. The Committee will continue to take into account the outcome of the Company’s say-on-pay votes when making future compensation decisions.

Elements of Compensation

An executive’s compensation consists of:

•	Base salary paid in cash;

•	Annual incentive paid in cash;

•	Annual award under our long-term incentive plan;

•	Limited perquisites; and

•	Benefits.

The balance among these components is established annually by the Committee and is designed to recognize past performance, retain key employees and encourage future performance. When conducting its annual deliberations, the Committee reviews each component against both historical and recent comparative statistics as well as anticipated trends in compensation with comparisons to the reference groups. The Committee believes that the design of the Company’s compensation program is appropriate and competitive.

While shares of the Company are currently Class A Ordinary Shares, during the year ended December 31, 2011 (and through May 3, 2012), shares were represented by common stock of Rowan Delaware. As a result, unless the context indicates otherwise, in this Compensation Discussion & Analysis section relating to the year ended December 31, 2011 (and through May 3, 2012), all references to “shares” refer to common stock of Rowan Delaware.

Base Salary. The base salaries for NEOs are reviewed annually by the Committee. For each NEO, the Committee reviews pay information for such position among our reference companies to ensure that NEO salaries remain competitive. The Committee does not target a specific percentile of the market data since it feels the competitive conditions and the circumstances of the individual need to be considered, such as tenure in the position and responsibilities of the position, as well as the Committee’s subjective judgment of the individual’s performance. There is no specific weighting given to each factor.

For the NEOs below the CEO, the Committee also receives a recommendation from the CEO as to suggested salary adjustments. The Committee considers those recommendations and receives a performance review of each member of management from the CEO. Utilizing this information and the comparative data provided by Cogent, the Committee then determines what, if any, salary adjustment will be made. In 2011, the following adjustments were made to base salaries of the NEOs, each effective on April 1: Mr. Keller – from $375,000 to $415,000; and each of Buvens and Wells – from $330,000 to $360,000. Dr. Burke’s base salary in his role as President of our manufacturing subsidiary was adjusted from $360,000 to $400,000. Upon his rejoining the Company in July 2011 as our Chief Operating Officer, Dr. Burke’s base salary was set at $500,000. In March 2012, the Committee and the Board approved the following base salaries for 2012, effective April 1, 2012: Mr. Ralls – $950,000; Dr. Burke – $525,000; Mr. Keller – $440,000; and each of Buvens and Wells – $375,000. At the request of our CEO, no increase was made to his 2012 base salary or incentive targets from 2011 levels.

Further, as previously disclosed, effective August 12, 2011, Mr. Russell resigned from his position as Executive Vice President of Drilling Operations. In conjunction with his departure from the Company, and as partial recognition of Mr. Russell’s 29 years of loyal service to the Company and many contributions to the Company’s success, we entered into a letter agreement with Mr. Russell. The amounts to be paid to Mr. Russell in connection with his resignation are discussed under the heading “Severance Agreement with David P. Russell.”

Annual Incentive Compensation. In 2011, the NEOs participated in a targeted cash incentive plan (the “2011 Bonus Plan”), which has approximately 310 participants. Each participant in the 2011 Bonus Plan has an incentive target that is a percentage of base salary. For 2011, NEOs were eligible to receive incentive target payments at the following percentages of base salary: Mr. Ralls – 100%; Dr. Burke – 75%; Mr. Keller – 65%; each of Buvens and Wells – 60% and Mr. Russell – 65%. In 2011, the Committee increased Dr. Burke’s bonus target from 60% of base salary to 65% while he was serving in the position of President and CEO of our manufacturing subsidiary. When Dr. Burke rejoined the Company as our Chief Operating Officer, his target was set at 75% of base salary. There were no other changes to bonus targets for our NEOs in 2011 or in 2012.

Awards under the 2011 Bonus Plan are generally based on performance against five financial and operational metrics of our drilling division (“Drilling Division”) as described below, and the Committee’s assessment of Company performance relative to strategic and non-financial objectives that are central to the creation of shareholder value. The results of the Drilling Division include the results of our land operations for the eight months of 2011 prior to the sale of that business. The bonus pool could be as low as 0% or as high as 200% of target depending on the achievement of the metrics and other considerations of the Committee. For 2011, the metrics and achievements were as follows:

Metric	Percent of Possible Bonus Pool	Percent of Threshold Achieved in 2011	Funding of Bonus Pool
Achievement of budgeted EBITDA for 2011 (1)	30%	67%	0%
Actual costs compared to 2011 budget (2)	25%	109%	4%
Safety performance (3)	20%	67%	13%
Newbuild capital projects (4)	10%	118%	12%
Contracted non-productive time (5)	15%	4%	0%

Total:	100%		29%

(1)	Our 2011 Drilling Division EBITDA (earnings before interest, taxes, depreciation and amortization) was 67% of our budget, which was below threshold for this metric; therefore, there was no payout.

(2)

“Actual costs” are Drilling Division’s operating plus selling, general and administrative costs, excluding insurance costs and reimbursables. Our 2011 actual costs were 109% of budget, which resulted in an achievement of 14% of the allocation of this metric.

(3)

Safety performance is derived from Drilling Division internal incident reporting by comparing the trailing total recordable incident rate (“TRIR”) with Company goals. The target metric for safety was set as a 15% improvement over 2010 TRIR results, or a 1.4 TRIR. In 2011, the Drilling Division had a TRIR of 1.51, which resulted in an achievement payout of 67% of the allocation of this metric.

(4)

Our newbuild capital projects metric is based on our rig construction projects remaining on time and on budget. During 2011, our newbuild projects, including rigs delivered, improved to 0.9% under budget and remained on schedule, which resulted in an achievement of 118% of the allocation of this portion of the metric.

(5)	Contracted non-productive time refers to any period when one of our rigs is on location and under contract but not operational due to equipment failure or other unplanned stoppage. For

2011, this metric was set at 2.5%, but actual non-productive time was 4.36%, which was below threshold for this metric; therefore, there was no payout.

In its deliberations regarding funding of the cash pool for 2011, the Committee reviewed the calculation of the metrics as shown above. In addition, the Committee considered significant strategic milestones achieved during 2011, including:

•

Strategic Sales of Divisions. As part of its strategic repositioning, the Company completed the following transactions, the proceeds of which were utilized to expand into the ultra-deepwater drilling segment:

•

Sale of the Manufacturing Division: Executed the sale of the Company’s Manufacturing Division for $1.1 billion, consistent with the Company’s stated strategy of separating non-core businesses. Further, key employees successfully managed the critical organizational changes associated with this large divestiture.

•	Sale of the Land Division: Executed the sale of the Company’s land drilling division for approximately $530 million and ensured a smooth transition of our employees and customer relationships.

•

Entry into the Deepwater Market. With proceeds from the transactions noted above, the Company executed its strategic objective of entering into the ultradeepwater segment, entering into construction contracts to build three of the most capable drillships in the global floating rig fleet. The Committee recognized the process in which the Company performed rigorous market research of the opportunity and equipment choices and hired a talented and experienced management team to run this important new division of the Company.

•

Completion of Jackup Construction Program. The Company completed its jackup construction program on schedule and within budget, delivering four rigs (Stavanger, Norway, EXL IV and Joe Douglas) during 2011.

•	Addition of Significant Contract Backlog. The Company added $1.5 billion in contract backlog during 2011 and further expanded its global reach with re-entry into Trinidad and Southeast Asia.

•

Reduction of Corporate Tax Cost. Through effective tax planning, the Company reduced its income tax rate from 26% in 2010 to a credit of 4% in 2011, saving more than $38 million in tax expense between years.

The Committee determined that in addition to the preset metrics of the 2011 bonus program, significant consideration of the strategic accomplishments should be given when determining ultimate incentive compensation amounts to be paid to our NEOs with respect to strategic achievements in 2011. Based on the Committee’s belief that these milestones are expected to significantly increase shareholder value over the long term, the Committee determined to authorize the 2011 Bonus Plan pool at 44% of target. The CEO allocated such pool among the Company’s operating and corporate groups, and the resulting payout to participants was equal to or less than 44% of target depending on individual performance.

In addition, to recognize the accomplishments of those individuals who made substantial contributions to the strategic achievements noted above, the Committee provided additional funds of approximately $825,000 to allocate among those individual participants, resulting in a payout of 66% of target to those specific participants. Our NEOs each received 44% of target other than Mr. Keller, who received 66% of target based on his extraordinary achievements during 2011 with respect to additions to the Company’s contract backlog.

In March 2012, the Board added another funding layer to the 2012 cash incentive plan. The Company must have 2012 EBITDA of $100 million or net income of $1 million. If either is met, the pool will be funded at maximum payout and the Committee would then use performance against the metrics below to determine actual awards:

Metric	Percent of Possible Bonus Pool
Achievement of budgeted EBITDA for 2012	25%
Actual costs compared to 2012 budget	25%
Safety performance	20%
Newbuild capital projects	10%
Contracted non-productive time	20%

Total:	100%

These 2012 metrics will govern 75% of the target value of the 2012 cash incentive plan, with the remaining 25% subject to the discretion of the Committee.

Long-Term Incentive Compensation.

Annual long-term incentive awards are generally made in the first quarter of each year. Any equity awards to newly hired executive officers below the NEO level are recommended by the CEO and reviewed by the Committee at the next regularly scheduled Committee meeting on or following the award date. Since 2003, all option grants have had market-based exercise prices.

In prior years, long-term incentive awards for our NEOs have been granted using a combination of performance-influenced restricted stock and stock appreciation rights (“SARs”). As described below under “Strategic Equity Scorecard,” the Committee employed a long-term incentive approach to ensure that management remained focused on achieving the Company’s strategic objectives leading to long-term shareholder value creation. The results of the scorecard were applied to 50% of the target award for each NEO to determine the number of restricted shares granted under the plan. The restricted shares vest pro rata over three years. The remaining 50% of the target award was in the form of SARs, with an exercise price equal to fair market value on the date of grant and vesting pro rata over three years. The number of SARs granted is determined using a Black-Scholes pricing model.

During 2011, for grants made in 2012 and beyond, the Committee considered a new equity award directly linked to shareholder value. After deliberation, the Committee approved the use of performance units (“PUs”) as a third equity award to be utilized in NEO and other officer awards. However, given that the Committee approved a Strategic Equity Scorecard for 2011, with settlement in March 2012, the Committee determined to make the March 2012 award a transitional award, as shown in the table below.

	Past Awards	2012(1)	2013 / Beyond

		50% RS	40% RS
50% Restricted Stock (“RS”)
NEOs		25% SARs	30% SARs
50% Stock Appreciation Rights (“SARs”)
		25% PUs	30% PUs

(1)	2012 will be treated as a transition year, with the expected restricted stock percentage to remain the same as prior years and the remaining award to be equally divided between PUs and SARs.

The Committee determined that the PUs would be three-year cliff vesting awards, with payout based on the Company’s total shareholder return (“TSR”) relative to our offshore driller peer group. Achievement against the peer group would be measured each year (for 25% of the value of the award in each year), and then for the entire three-year performance period (for the remaining 25% of the value of the award). There will not be any vesting or payout until the third anniversary of the award, but the Company will calculate the annual measurements and inform holders of anticipated achievement. Depending on relative performance, the PU payout will range from 0% to 200% of its initial value of $100 per unit. An employee who terminates employment with the Company prior to the third anniversary will not receive any payout of PUs unless approved by the Committee. The PUs may be settled in cash or shares, at the discretion of the Committee.

In 2011, the Committee increased certain NEO long-term equity incentive value multiples as a percentage of salary as follows: Mr. Ralls — from 425% to 525%; Mr. Keller — from 300% to 325%; and Dr. Burke — from 300% to 375%, with each of Messrs. Buvens and Wells remaining at 275%. No changes were made to such multiples for 2012.

For performance in 2011, long-term incentive awards for our NEOs were made under the LTIP. Consistent with the objectives described above, in March 2012, the Committee made long-term equity incentive awards to our NEOs with the following grant-date fair values computed in accordance with FASB ASC Topic 718: SARs to Mr. Ralls — $1,278,361, Dr. Burke — $480,573, Mr. Keller — $345,719, and each of Messrs. Buvens and Wells — $253,735; restricted stock to Mr. Ralls — $3,117,175, Dr. Burke — $1,054,736, Mr. Keller — $842,980 and each of Messrs, Buvens and Wells — $618,774; and PUs to Mr. Ralls — $1,037,047, Dr. Burke — $389,901, Mr. Keller — $280,449 and each of Messrs, Buvens and Wells — $205,846. In addition, prior to its sale, Dr. Burke participated in our manufacturing subsidiary’s long-term incentive plan as described below.

Strategic Equity Scorecard

In 2009, the Committee revised the long-term incentive compensation program for the Company in order to more closely align executive behavior with the long-term strategic imperatives of the Company. The Committee believes that the offshore drilling industry presents unique challenges in designing a long-term incentive program. Despite these challenges, retaining and motivating managers through the cycle is critical to creating shareholder value over time. Due to the challenging cyclical nature of the drilling industry and the resulting stock price volatility, traditional long-term incentive equity approaches fall short of providing meaningful performance linkage for the Company and the executive. For this reason, the Committee adopted the use of a Strategic Equity Scorecard approach to granting equity. The use of the Strategic Equity Scorecard addresses certain challenges of traditional long-term incentive plans in the offshore drilling industry such as:

•	Highly capital intensive;

•	Long lead times on capital decisions;

•	Highly cyclical demand;

•	Link to volatile commodity prices and demands; and

•	Dependence of operating results on the stage of the industry cycle.

In addition, the use of the Strategic Equity Scorecard adds a performance orientation to traditional approaches to granting time-based restricted stock. During 2011 and early 2012, the Committee reviewed the long-term incentive plan and determined not to use the Strategic Equity Scorecard for future awards of restricted stock. As described above, the Committee determined to use a combination of restricted stock, SARs and PUs for future awards.

Scorecard Approach. For 2011, the scorecard determined the NEOs’ restricted stock award value based on the Company’s annual performance against strategic objectives. The process for the strategic scorecard was:

•	In the first quarter of 2011, the Committee established strategic priorities that were to be included in the scorecard set forth below;

•	These priorities were outlined on a scorecard;

•

At the end of the year, the Committee evaluated management’s assessment of Company performance against these objectives and progress toward long-term priorities, with measurable criteria for each objective;

•	The Committee then determined a “grade” for each priority and an overall grade for the Company on the strategic objectives;

•

The overall Company grade was applied to the portion of target long-term incentive value payable in restricted stock for all participants (the highest grade would equate to 125% of target value, the lowest grade would equate to 75% of target value); and

•	Individual allocation to participants was based on performance in the NEO’s area of responsibility.

Achievement of 2011 Goals. In 2011, the following strategic objectives established by the Committee:

•	Grow and Diversify the Rig Fleet

•	Grow the Earnings Power of the Fleet

•	Enhance Leadership Development

•	Increase Shareholder Value from the Manufacturing Division

•	Enhance Tone at the Top

In March 2012, the Committee assessed performance against each of these strategic objectives and determined a grade for each priority as well as an overall Company grade. These grades were then used to set long-term incentive value for participants’ restricted stock portion of long-term incentive awards at 125% of target in accordance with the equity scorecard approach discussed above and the significant strategic achievements in 2011 described above.

Clawback Provision

Awards issued pursuant to our current LTIP contain a clawback provision that provides that, if within five years of the grant or payment of an award under the LTIP, (1) the Company’s reported financial or operating results are materially and negatively restated or (2) a participant engages in conduct which is fraudulent, negligent or not in good faith, and which disrupts, damages, impairs or interferes with the business, reputation or employees of the Company or its affiliates (as determined in the sole discretion of the Committee), then in each case the Committee may, in its discretion, seek to recoup all or a portion of such grant or payment. In addition, new grants are subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction and (iii) policies adopted by the Company to implement any clawback provisions, all to the extent determined by the Company in its discretion to be applicable to the participant.

Stock Ownership Guidelines

We believe it is important for our officers and directors to build and maintain a significant personal investment in our equity. In January 2006, the Board of Directors approved stock ownership guidelines for our NEOs, and in October 2007, the Board approved stock ownership guidelines for non-management directors:

Position	Value to be Retained
CEO	Five times base salary

Other NEOs	Three times base salary

Non-management Directors	Five times annual retainer

To facilitate implementation of these guidelines, an officer is required to retain 35% of “available shares” received pursuant to equity grants until his ownership guideline is met, at which time the retention level is reduced to 15%. The retention requirement does not apply once an officer reaches 200% of the applicable ownership guideline or upon the age of 60. “Available shares” are shares remaining after payment of taxes, fees, commissions and any exercise price payments. For our non-management directors, the individual has five years to meet the guideline and ownership of RSUs counts toward such retention.

Limited Perquisites

The Company provides NEOs with limited perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program. Each of the NEOs receives incremental retirement benefits to restore benefits lost due to IRS limits under the Company’s supplemental retirement plan. Executives are provided with the following benefits as a supplement to their other compensation:

•

Use of Company vehicle or vehicle allowance discontinued in 2011: In the past, the Company provided the NEOs with a vehicle for use for travel to and from the office and business-related events, which was converted to a car allowance of $15,000 in 2010. Effective April 1, 2011, all car allowances were converted to base salary adjustments and car allowances are no longer provided.

•

Use of club membership for one NEO: The Company pays the monthly membership fees for a country club for our Executive Vice President, Business Development to use for appropriate entertainment of customers for business purposes. No other employee receives such a benefit.

•	Executive physical exam: At our expense, each of the NEOs is encouraged to have a complete and professional personal physical exam periodically.

Benefits

The NEOs also participate in the Company’s other benefit plans on the same terms as other employees. These plans include a defined contribution plan, for which the Company matches up to 100% of the first 6% of eligible salary contributed by the employee, a defined benefit pension plan, and medical, dental and term life insurance.

Employment Contracts and Severance Arrangements

We do not have any employment agreements or severance arrangements with our NEOs, other than related to a change in control as described below and the severance agreement with Mr. Russell. For pension and benefit restoration plan (“SERP”) benefits payable as of December 31, 2011 upon a voluntary termination, involuntary termination or a change of control, please see the Potential Post-Employment Payment Table on page 43.

Each of our executive officers and certain other officers have change in control agreements (“CIC Agreements”). Our redomestication transaction did not trigger any change in control payments or accelerated vesting of awards under the CIC Agreements. The CIC Agreements remain in effect with Rowan Delaware following our redomestication, but now reflect that the Company is the parent company for purposes of determining the rights set forth therein. The CIC Agreements provide that, in the event the employment of the executive officer is terminated or modified under certain circumstances following a “change in control” of the Company (so-called “double trigger” agreements), the executive officer would be paid:

•	A multiple of the sum of the executive officer’s base salary and calculated bonus;

•	A calculated payment under the then current short-term incentive bonus opportunity;

•	An amount equal to any forfeited account balance or accrued benefit under tax qualified plans maintained by the Company;

•	Any accrued but unused vacation pay; and

•	Medical coverage for a transition period and outplacement services.

The multiple of base salary and calculated bonus used for the change in control payment calculation is 2.99 for the CEO, 2.5 for the COO and 2.0 for the other NEOs. The CIC Agreements for Messrs. Buvens, Keller, Ralls and Wells also provide for a parachute tax gross-up. The CIC Agreement for Dr. Burke does not contain a gross-up provision. The Committee and the Board have committed not to include excise tax gross up provisions in any future CIC agreements. A supplement to the CIC Agreements provides that equity awards held by the officer will become fully vested and exercisable upon a change in control. Stock options and stock appreciation rights will be exercisable until the earlier of the second anniversary of the change in control or the expiration of the original exercise period, and PUs will be paid out at the higher of the anticipated payout or the target value of the award. As a result of the sale of our manufacturing division in 2011, Dr. Burke’s first “trigger” was pulled due to the change in control of the subsidiary. Should Dr. Burke be terminated by the Company without cause (as defined in the CIC Agreement) or by Dr. Burke with good reason (as defined in the CIC Agreement), he would be eligible to receive his change in control compensation detailed in the following table.

Set forth below are the actual payments that would be made to each listed executive under the CIC Agreements in the event his employment is terminated or modified following a change in control of the Company. The payments listed below assume a termination date of December 31, 2011.

Payments	Ralls	Burke	Keller	Buvens	Wells

Cash Severance	$5,795,876	$2,187,500	$1,405,800	$1,228,984	$1,222,317
Pro Rata Bonus	418,000	82,500	178,035	95,040	95,040
Stock Appreciation Rights	844,016	-	270,789	210,246	210,246
Restricted Stock	3,777,329	-	1,144,594	910,203	891,277
Forfeited Tax-Qualified Plan Balances	-	9,414	-	-	-
Benefit Continuation	27,381	18,254	18,254	21,101	18,254
Outplacement Services	25,000	25,000	25,000	25,000	25,000
Excise Tax Gross-Up	2,934,319	N/A	-	-	-
Aggregate Payments	$13,821,919	$2,322,668	$3,042,472	$2,490,574	$2,462,134

Thomas P. Burke’s Compensation in 2011

Dr. Burke served as the President and CEO of LeTourneau until we sold that company in June 2011. At such time, Dr. Burke’s employment with the Company ceased, and he did not join the successor to LeTourneau. In July 2011, Dr. Burke was hired to serve in a newly created position at the Company, Chief Operating Officer. As a result of these developments, Dr. Burke was paid as a LeTourneau employee for the first part of 2011 and as a Company employee for the latter part of 2011.

Under the terms of the LeTourneau bonus plan and given the change in control of that entity, Dr. Burke received a payout at the target level, pro-rated for his months of service. This resulted in a payout of $123,233 to Dr. Burke. The plan contained ten metrics addressing safety, profitability, return on capital employed, inventory management, and aftermarket sales, with some measures at the business unit level, and some at both the business unit and the full division level. However, due to our sale of Le Tourneau, payout was at target, without reference to achievement of the metrics of the plan.

Dr. Burke also participated in the LeTourneau long-term incentive plan, under which he received RSUs and SARs based on the value of LeTourneau at the beginning of January 2011. Due to our sale of that company, such awards were settled in cash upon the change in control, resulting in a payment to Dr. Burke of $1,754,170. In addition, as required by the terms of Dr. Burke’s CIC agreement, the vesting of awards previously made to Dr. Burke under Rowan’s LTIP was accelerated to the date of closing of the sale.

Severance Agreement with David P. Russell

On August 12, 2011, we entered into a severance agreement with Mr. Russell. Pursuant to the severance agreement, Mr. Russell is to receive 24 monthly payments totaling $1,159,532 (which include $239,532 for Mr. Russell’s missed participation in the 401K, pension and SERP benefits). Furthermore, in respect of the 2011 Bonus Plan, Mr. Russell received a lump sum amount in cash as determined by the Committee in an amount of $131,560 based on the 44% pool funded by the Committee multiplied by Mr. Russell’s target value of 65% of $460,000 (his base salary in effect on August 12, 2011). Pursuant to the severance agreement, stock options, stock appreciation rights and restricted stock awards granted to Mr. Russell prior to August 12, 2011 will continue to vest on the relevant vesting schedule. On August 12, 2013, any remaining unvested options, stock appreciation rights and restricted stock awards that have not previously been forfeited will immediately vest. Except as otherwise provided in the severance agreement, on August 12, 2013, any related accrued dividends will be paid, subject to the terms and provisions of the applicable restricted stock agreements. Mr. Russell has until the earlier of (i) the expiration date of any stock option or stock appreciation right or (ii) August 12, 2015 to exercise any stock option or stock appreciation right. Mr. Russell was also granted participation in the LTIP for 2011 at his current target level on the same basis as amounts paid to all other NEOs and received payment for any accrued but unused vacation as of August 12, 2011.

Director Compensation

In 2011, the Committee reviewed all aspects of non-management director compensation and determined that the non-management director compensation was competitive. No adjustments were made to 2011 retainers or equity award values.

Indemnification Agreements

In connection with the redomestication transaction, we entered into a deed of indemnity with each of our NEOs and non-management directors (as well as certain other officers of the Company). In addition, the prior indemnification agreements with Rowan Delaware remain in place. These agreements provide for us to, among other things, indemnify the individual against certain liabilities that may arise by reason of his or her status or service as a director or officer, to advance expenses incurred as a result of certain proceedings and to cover him or her under our directors’ and officers’ liability insurance policy. These agreements are intended to provide indemnification rights to the fullest extent permitted under U.K. and Delaware law and under our governing documents and those of Rowan Delaware.

Accounting for Stock-Based Compensation

On January 1, 2006, we began accounting for stock-based compensation including its long-term incentive awards, in accordance with the requirements of SFAS No. 123R, now codified as FASB ASC Topic 718.

Limitation of Deductions

Section 162(m) of the Internal Revenue Code generally limits the deductibility of executive compensation paid to the Company’s NEOs to $1 million per year for federal income tax purposes, but contains an exception for certain performance-based compensation. In making compensation decisions, the Committee considers the potential deductibility of proposed compensation to its executive officers and will continue to do so in the future. In 2011, the Committee made changes to the 2011 Bonus Plan to ensure that it was Section 162(m) compliant. However, the Committee may elect to approve non-deductible compensation arrangements if the Committee believes that such arrangements are in the best interests of the Company and its shareholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes executive compensation received by our NEOs for 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)

W. Matt Ralls,	2011	950,000	418,000	1,988,977	1,752,815	—	185,793	14,700	5,310,285
President & CEO	2010	800,000	842,400	1,979,165	1,411,578	—	200,390	14,700	5,248,233
(1)	2009	800,000	1,134,440	1,500,000	1,410,928	—	63,855	7,350	4,916,573

Thomas P. Burke COO (8)	2011	500,000	205,733	629,984	556,768	—	12,372	1,770,037	3,674,894
	2010	360,000	250,000	—	—	—	—	8,269	618,269
	2009	19,446	—	355,530	—	—	—	—	374,976

Mark A. Keller, EVP, Business Development	2011	415,000	178,035	659,996	579,941	—	320,587	25,617	2,179,176
	2010	375,000	260,000	520,833	452,886	—	199,792	35,192	1,843,703
	2009	350,000	295,000	481,250	452,674	—	126,333	19,588	1,724,845

John L. Buvens, EVP, Legal	2011	360,000	95,040	529,947	467,825	—	457,944	18,450	1,929,206
	2010	330,000	208,000	416,666	351,624	—	254,430	29,700	1,590,420
	2009	318,000	275,000	373,650	351,466	—	150,220	19,288	1,487,624

William H. Wells, SVP & CFO	2011	360,000	95,040	529,947	467,825	—	285,701	19,809	1,758,322
	2010	330,000	208,000	390,646	351,624	—	160,683	29,700	1,470,653
	2009	318,000	265,000	373,650	351,466	—	93,142	19,288	1,420,546

David P. Russell, former EVP, Drilling Operations (9)	2011	460,000	131,560	1,876,157	1,412,068	—	416,615	18,450	4,314,850
	2010	425,000	290,000	677,125	611,688	—	277,602	35,974	2,317,389
	2009	400,000	365,000	650,000	611,394	—	148,715	25,211	2,200,320

(1)	Mr. Ralls joined the Company in December 2008 and became President and CEO effective January 1, 2009.

(2)

Amounts reflect annual salaries effective April 1 of the year indicated, except for Dr. Burke, with the 2009 amount reflecting base wages earned in that period and the 2011 amount reflecting his annual salary effective as of July 28, 2011 when he was hired as Chief Operating Officer.

(3)

Amounts shown for bonus awards reflect amounts earned for performance in that year, and are generally paid in March of the following year. Dr. Burke’s 2011 bonus amount includes a payment (i) in June 2011 of $123,233 under the LeTourneau bonus plan which reflects a payout at the target level, pro-rated for his months of service with LeTourneau and (ii) in March 2012 of $82,500 under the 2011 Bonus Plan, pro-rated for the period from July 2011 to the end of 2011.

(4)

Amounts reflect aggregate grant-date fair values for restricted stock awards and performance share targets, which are computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant-date fair values is set forth in Note 8 of the Notes to Consolidated Financial Statements included as Exhibit 99 to the Form 8-K filed with the SEC on May 16, 2012. For 2011, each of the following restricted stock awards was valued at $42.21 per share: Ralls — 47,121 shares; Burke — 14,925 shares; Keller — 15,636 shares; Buvens — 12,555 shares; Wells — 12,555 shares; and Russell — 20,610 shares. Dr. Burke’s 2011 restricted stock reflects a pro-rated grant for the period from July 2011 to the end of 2011. For 2011, Mr. Russell’s grant of 30,072 restricted shares was valued at $33.46 per share. For 2010, each of the following restricted stock awards was valued at $27.80 per share: Ralls — 71,193 shares; Russell — 24,357 shares; Keller — 18,735 shares; Buvens — 14,988 shares; and Wells — 14,052 shares. For 2009, each of the following restricted stock awards was valued at $16.69 per share: Ralls — 89,874 shares; Russell — 38,946 shares; Keller — 28,836 shares; Buvens — 22,389 shares; and Wells — 22,389 shares. For 2009, Dr. Burke was granted 15,000 restricted shares in December 2009 when he joined the Company, valued at $23.70 per share.

(5)

Amounts for each year reflect grant-date fair values for such awards, computed in accordance with FASB ASC Topic 718. A discussion of the assumptions used in calculating the grant-date fair values is set forth in Note 8 of the Notes to Consolidated Financial Statements included as Exhibit 99 to the Form 8-K filed with the SEC on May 16, 2012. For 2011, each of the following SAR awards was valued at $20.82 per share: Ralls — 84,189 shares; Burke — 26,742 shares; Keller — 27,855 shares; Buvens — 22,470 shares; Wells — 22,470 shares; and Russell — 36,831 shares. Dr. Burke’s 2011 SARs reflect a pro-rated grant for the period from July 2011 to the end of 2011. For 2011, Mr. Russell’s 50,292 SARs award was valued at $12.83 per share. The 2010 SAR awards were valued at $14.00 per share: Ralls — 100,827 shares; Russell — 43,692 shares; Keller — 32,349 shares; Buvens — 25,116 shares; and Wells — 25,116 shares. The 2009 SAR awards were valued at $9.03 per share: Ralls — 156,249 shares; Russell — 67,707 shares; Keller — 50,130 shares; Buvens — 38,922 shares; and Wells — 38,922 shares.

(6)

Amounts reflect the aggregate increase during the applicable year in the actuarial present value of accumulated retirement plan benefits. The Company does not have a non-qualified deferred compensation plan. See pages 42 and 43 for further information regarding NEO retirement benefits.

(7)	All other compensation for 2011 included the following amounts:

Name	Company Contributions to Savings Plan (a)	Personal Use of Company Vehicle or Allowance (b)	Club Membership (c)	Reimbursement of Life Insurance	Executive Physical	Termination Payment	Total
Ralls	$14,700	—	—	—	—	—	$14,700
Burke	$14,599	—	—	$1,268	—	$1,754,170	$1,770,037
Keller	$14,700	—	$10,917	—	—	—	$25,617
Buvens	$14,700	$3,750	—	—	—	—	$18,450
Wells	$14,700	$3,750	—	—	$1,359	—	$19,809
Russell	$14,700	$3,750	—	—	—	—	$18,450

(a)

Amounts reflect matching contributions made on behalf of each NEO in 2011 to the Savings Plan. Amount for Dr. Burke reflects matching contributions made on behalf of Dr. Burke to the LeTourneau Savings & Investment Plan during 2011.

(b)

For Mr. Buvens, Wells and Russell, amount reflects the car allowance received in 2011. None of the other NEOs received a car allowance. Effective April 1, 2011, all car allowances were converted to base salary adjustments and no car allowances were provided thereafter.

(c)

Amounts reflect payments made on behalf of or reimbursements made during 2011 for membership to a country club. Used primarily for business. The entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

For Dr. Burke, other compensation also includes a payment of $1,754,170 upon a change in control for the settlement of RSUs and SARs granted under the LeTourneau long-term incentive plan.

(8)

As of July 28, 2011, Dr. Burke was promoted to the position of Chief Operating Officer. Dr. Burke, who joined the Company in December 2009, previously served as the President and Chief Executive Officer of the Company’s manufacturing subsidiary, LeTourneau Technologies, Inc., which was sold in June 2011.

(9)

Effective August 12, 2011, Mr. Russell resigned from his position as Executive Vice President of Drilling Operations. In conjunction with his departure from the Company, we entered into the severance agreement with him and the amounts we will pay to Mr. Russell in connection with his resignation are discussed under the heading “Severance Agreement with David P. Russell.”

2011 Grants of Plan-Based Awards

The following table shows potential non-equity incentive award payouts and grants of restricted stock and SARs during 2011 to our NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards (number of shares of stock) (2)	All Other Option/ Awards (number of securities underlying options)(3)	Grant-Date Fair Value of Stock and Option Awards ($ per share)(4)
Name	Grant Date	Threshold($)	Target($)	Maximum($)	Threshold (#)	Target (# shares)	Maximum (# Shares)

Ralls	02/25/2011	0	$950,000	$1,900,000	—	—	—	47,121	84,189	42.21/20.82

Burke	02/25/2011	0	$375,000	$1,000,000	—	—	—	14,925	26,742	42.21/20.82

Keller	02/25/2011	0	$269,750	$830,000	—	—	—	15,636	27,855	42.21/20.82

Buvens	02/25/2011	0	$216,000	$720,000	—	—	—	12,555	22,470	42.21/20.82

Wells	02/25/2011	0	$216,000	$720,000	—	—	—	12,555	22,470	42.21/20.82

Russell	02/25/2011	0	$299,000	$920,000	—	—	—	20,610	36,831	42.21/20.82

Russell	08/12/2011	—	—	—	—	—	—	30,072	50,292	33.46/12.83

(1)

Reflects the range of bonus that potentially could have been earned during 2011 based upon the achievement of performance goals under our 2011 Bonus Plan. The amounts actually earned in 2011 were paid in March 2012 and are reflected in the Summary Compensation Table on page 38.

(2)

Reflects the number of shares of restricted stock granted during 2011 to our NEOs under our LTIP. The awards to our NEOs, other than the grant of restricted stock to Mr. Russell on August 12, 2011 in connection with his severance, vest pro rata over three years. Mr. Russell’s 30,072 shares of restricted stock, which were granted upon his severance, vest one-third on March 7, 2013 and the remainder on August 12, 2013 so long as Mr. Russell is in compliance with his severance agreement.

(3)

Reflects the number of SARs awarded during 2011 to our NEOs under our LTIP. The SARs for our NEOs, other than the grant of SARs to Mr. Russell on August 12, 2011 in connection with his severance, are exercisable at $42.21 per share and vest pro rata over three years. Mr. Russell’s 50,292 SARs, which were granted upon his severance, are exercisable at $33.46 and vest one-third on March 7, 2013 and the remainder on August 12, 2013 so long as Mr. Russell is in compliance with the terms of his severance agreement.

(4)

The dollar values disclosed in this column are the grant date per-share fair values computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the grant date fair values are set forth in Note 8 of the Notes to Consolidated Financial Statements included as Exhibit 99 to the Form 8-K filed with the SEC on May 16, 2012.

Outstanding Equity Awards at December 31, 2011

The following table shows the number of shares underlying unexercised stock options and SARs and the number of shares and value of unvested restricted stock outstanding on December 31, 2011 for our NEOs.

	Option/SAR Awards(1)				Stock Awards
Name	Number of Securities Underlying Exercisable Options (#)	Number of Securities Underlying Unexercisable Options (#)	Option Exercise Prices($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)		Market Value of Shares of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares That Have Not Vested ($)
Ralls	100,000	—	$15.31	12/2/2018	124,541	$	4,347,726	—	—
	104,166	52,083	$17.39	5/4/2019
	33,609	67,218	$27.80	3/4/2020
		84,189	$42.21	2/25/2021

Burke	26,742	—	$42.21	2/25/2021	—		—	—	—

Keller	3,350	—	$6.19	4/25/2013	37,738	$	1,317,434	—	—
	6,700	—	$21.19	4/25/2013
	55,000	—	$25.27	7/21/2014
	14,600	—	$24.98	5/17/2015
	6,372	—	$43.85	4/28/2016
	33,420	16,710	$17.39	5/4/2019
	10,783	21,566	$27.80	3/4/2020
	—	27,855	$42.21	2/25/2021

Buvens	55,000	—	$25.27	7/21/2014	30,010	$	1,047,649	—	—
	14,600	—	$24.98	5/17/2015
	6,372	—	$43.85	4/28/2016
	25,948	12,974	$17.39	5/4/2019
	8,372	16,744	$27.80	3/4/2020
	—	22,470	$42.21	2/25/2021

Wells	25,000	—	$25.27	7/21/2014	29,386	$	1,025,865	—	—
	11,700	—	$24.98	5/17/2015
	6,258	—	$43.85	4/28/2016
	25,948	12,974	$17.39	5/4/2019
	8,372	16,744	$27.80	3/4/2020
	—	22,470	$42.21	2/25/2021

Russell	3,350	—	$21.19	4/25/2013	79,902	$	2,789,379	—	—
	10,000	—	$25.27	7/21/2014
	13,100	—	$24.98	5/17/2015
	6,372	—	$43.85	8/12/2015
	45,138	22,569	$17.39	8/12/2015
	14,564	29,128	$27.80	8/12/2015
	—	36,831	$42.21	8/12/2015
	—	50,292	$33.46	8/12/2015

(1)

Amounts reflect outstanding stock options or SARs granted between April 25, 2003 and August 12, 2011 under our equity plans. Stock options and SARs generally become exercisable pro rata over a three- or four-year service period, and all options or SARs not exercised expire ten years after the date of grant, except Mr. Ralls’ 2008 stock option grant, which has a three-year cliff vesting, and Mr. Russell’s unexercised awards, which expire August 12, 2015.

(2)	The amounts set forth in this column equal the number of shares indicated multiplied by the closing price of Rowan Delaware common stock of $30.33 on December 30, 2011, the last business day of 2011.

2011 Option Exercises and Stock Vested

The following table shows the number and value of stock options exercised and stock vested during 2011 for our NEOs.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on	Value Realized on	Number of Shares Acquired on	Value Realized on
	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
Ralls	—	—	53,689	2,155,192
Burke	—	—	29,925	1,119,794
Keller	12,473	371,758	18,706	754,628
Buvens	6,700	141,705	14,671	592,235
Wells	5,025	106,279	14,359	578,832
Russell (3)	—	—	24,949	1,005,654

(1)

The amounts set forth in this column equal the number of shares of stock acquired upon exercise during 2011 multiplied by the difference between the option exercise price and closing price of Rowan Delaware common stock on the dates of exercise.

(2)

The amounts set forth in this column equal the number of shares of restricted stock and performance-based stock awards that vested during 2011 multiplied by the closing price of Rowan Delaware common stock on the date of vesting.

(3)	Mr. Russell resigned as an executive officer on July 28, 2011. Information is as of May 9, 2011, the date of Mr. Russell’s last filed Form 4.

Equity Compensation Plans Not Approved by Security Holders

There are no equity compensation plans that have not been approved by our shareholders.

Pension Benefits Table

The table below shows the present value of accumulated benefit for each NEO at December 31, 2011. We have provided the present value of accumulated benefits at December 31, 2011 using a discount rate of 4.59% for the Rowan Pension Plan and 4.41% for the Rowan benefit restoration plan (“SERP”).

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)

Ralls	Rowan Pension	3	41,204	0

	Rowan SERP	3	411,848	0

Burke	Rowan Pension	1	12,372	0

	Rowan SERP	1	0	0

Keller	Rowan Pension	19	1,138,639	0

	Rowan SERP	19	504,680	0

Buvens	Rowan Pension	31	1,691,797	0

	Rowan SERP	31	536,421	0

Wells	Rowan Pension	17	763,433	0

	Rowan SERP	17	264,617	0

Russell	Rowan Pension	27	1,291,228	0

	Rowan SERP	27	519,429	0

Potential Post-Employment Payment Table

The following table reflects benefits payable in the event of voluntary termination, involuntary termination or a change in control as if the termination date were December 31, 2011 under the Company’s pension plans and SERPs:

	Plan name	Age at 12/31/2011	Frozen Plan benefit monthly annuity – starting age 60	Frozen Plan benefit monthly annuity – Starting January 1, 2011	Cash balance lump sum – starting age 60	Cash balance lump sum – starting January 1, 2012

Ralls	Rowan Pension	62.49	N/A	N/A	$41,204	$41,204

	Rowan SERP	62.49	N/A	N/A	411,848	411,848

Burke	Rowan Pension	44.27	N/A	N/A	25,062	11,458

	Rowan SERP	44.27	N/A	N/A	0	0

Keller	Rowan Pension	59.61	$5,459	$5,345	88,889	87,792

	Rowan SERP	59.61	1,542	1,510	188,213	185,890

Buvens	Rowan Pension	55.97	9,088	7,232	130,046	106,604

	Rowan SERP	55.97	1,883	1,498	215,644	176,774

Wells	Rowan Pension	49.69	4,741	2,294	114,793	68,979

	Rowan SERP	49.69	789	382	216,544	130,122

Russell (1)	Rowan Pension	N/A	N/A	N/A	N/A	N/A

	Rowan SERP	N/A	N/A	N/A	N/A	N/A

(1)	Potential post-employment benefits are not applicable for Mr. Russell due to his termination during 2011.

PROPOSALS NO. 4, 5 & 6

RATIFICATION OF U.S. INDEPENDENT AUDITORS

RATIFICATION OF U.K. STATUTORY AUDITORS

RATIFICATION OF AUTHORIZATION OF THE AUDIT COMMITTEE TO DETERMINE U.K. STATUTORY AUDITORS’ REMUNERATION

The firm of Deloitte & Touche LLP has been appointed as U.S. independent registered public accounting firm and principal auditors for the Company for the year ending December 31, 2012. We are asking you to ratify that appointment.

The Audit Committee approved the appointment of Deloitte & Touche LLP to conduct the audit of the Company’s consolidated financial statements for 2012.

Deloitte & Touche UK LLP, the U.K. affiliate of Deloitte & Touche LLP, has served as the U.K. statutory auditors under the Companies Act 2006 for Rowan Companies plc since its re-registration as a public limited company on May 1, 2012. We do not expect representatives of Deloitte & Touche LLP or Deloitte & Touche UK LLP to attend the Meeting.

Recommendation of the Board

The Board of Directors and Audit Committee recommend you vote FOR:

•	Proposal 4 to ratify the appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for the year ending December 31, 2011;

•

Proposal 5 to ratify the appointment of Deloitte & Touche UK LLP as our U.K. statutory auditors under the Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the Company); and

•	Proposal 6 to ratify that the Audit Committee is authorized to determine our U.K. statutory auditors’ remuneration.

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

Our Audit Committee members are all non-employee members of the Board of Directors: William T. Fox III (Chairman), Thomas R. Hix and Robert E. Kramek, who retired from the Board prior to the redomestication. The Audit Committee operates under a written charter adopted by the Board of Directors, which is available on the Company’s website at www.rowancompanies.com under “Investor Relations—Governance—Audit Committee Charter” and is available in print upon request. Each of the members of the Audit Committee meets the independence requirements of the NYSE currently in effect and is financially literate as such qualifications are interpreted by the Board of Directors in its business judgment. However, the Audit Committee is not professionally engaged in the practice of accounting, auditing and evaluating auditor independence. The Audit Committee held five meetings during 2011.

Review of the Company’s Audited Financial Statements for the Year ended December 31, 2011

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the year ended December 31, 2011. The Audit Committee has also discussed with Deloitte & Touche LLP, the Company’s U.S. independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, regarding communication with audit committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the PCAOB regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company.

Based on the Audit Committee’s review and discussions with management and the independent auditors, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s annual report on Form 10-K for the year ended December 31, 2011 for filing with the Securities and Exchange Commission.

The Audit Committee of the Board of Directors

William T. Fox III, Chairman

Thomas R. Hix

Robert E. Kramek

February 24, 2012

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

The Audit Committee approves Deloitte’s audit and non-audit services in advance as required under Sarbanes-Oxley and SEC rules. Before the commencement of each fiscal year, the Audit Committee appoints the independent auditor to perform audit services that the Company expects to be performed for the fiscal year and appoints the auditor to perform audit-related, tax and other permitted non-audit services. In addition, the Audit Committee approves the terms of the engagement letter to be entered into by the Company with the independent auditor. The Audit Committee has also delegated to its Chairman the authority, from time to time, to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company’s independent auditors and associated fees, provided that the Chairman shall report any decisions to pre-approve such audit-related and non-audit services and fees to the full Audit Committee at its next regular meeting.

The table below sets forth the fees paid to Deloitte & Touche LLP and its affiliates over the past two years. All such audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP and its affiliates was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees billed by Deloitte & Touche LLP in 2010 and 2011 were as follows:

	2011	2010
Audit fees(a)	$1,959,983	$2,047,157

Audit-related fees(b)	502,455	653,761

Tax fees(c)	2,913,646	845,449

All other fees	—	—

Total	$5,376,084	$3,546,367

(a)	Fees for audit services billed in 2010 and 2011 consisted of:

•	Audit of the Company’s annual financial statements;

•	Reviews of the Company’s quarterly financial statements;

•	Statutory audits;

•	Services related to SEC matters; and

•	Attestation of management’s internal controls, as required by Section 404 of the Sarbanes-Oxley Act.

(b)

Fees for audit-related services billed in 2010 consisted of a separate financial audit of the Company’s manufacturing business, assistance with the Company’s acquisition of Skeie Drilling and Production AS, and subscriptions to an online technical library. Fees for audit-related services billed in 2011 consisted of the separate financial audit of the Company’s manufacturing business and assistance with the sale of the Company’s manufacturing and land business.

(c)

Fees for tax services billed in 2010 and 2011 consisted of tax compliance and tax planning advice. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings.

PROPOSAL NO. 7

ADVISORY VOTE ON EXECUTIVE COMPENSATION AS REPORTED IN THIS PROXY STATEMENT

We are asking shareholders to approve an advisory vote on the Company’s executive compensation as reported in this proxy statement. As described above in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

Pay For Performance

•     Align our executive compensation with short-term and long-term performance of the Company and individuals; and

•     Set a significant portion of each NEO’s total direct compensation to be in the form of variable compensation

Reinforce Company Values

•     Commit to an injury-free workplace and ensure employee focus on safety through incentives;

•     Uphold the highest level of integrity by decreasing executive perquisites and maintaining a clawback policy for compensation awards;

•     Create a culture of continuous improvement by using incentives to increase earnings and improve cost effectiveness; and

•     Emphasize financial and operational performance measures that contribute to value creation over the longer term.

Attract and Retain Talent

•     Ensure that our compensation is competitive with the companies with which we compete for talent and capital so that we can attract, retain and motivate our employees; and

•     Compete effectively for the highest quality people who will determine our long-term success.

We urge shareholders to read the “Compensation Discussion and Analysis” beginning on page 25 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative appearing on pages 38 to 43, which provide detailed information on the compensation of our named executive officers.

The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of NEOs reported in this proxy statement has contributed to the Company’s recent and long-term success.

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and as a matter of good corporate governance, we are asking shareholders to approve the following advisory vote at the Meeting:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the NEOs disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the proxy statement for the Company’s 2012 general meeting of shareholders.

This advisory vote, commonly referred to as a “say-on-pay” vote, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program as discussed further under “Executive Compensation” above.

Recommendation of the Board

The Board of Directors recommends you vote FOR the approval of the advisory vote on executive compensation as reported in this proxy statement.

ADDITIONAL INFORMATION

General and Other Matters

Proposals 1 - 7 are the only matters that will be brought before the Meeting. Article 45.2 of our Articles of Association limits the business transacted at the Meeting to the purposes stated in the notice.

Section 16(a) Beneficial Ownership Reporting Compliance

All of Rowan’s directors, executive officers and any greater than ten percent shareholders are required by Section 16(a) of the Exchange Act to file with the SEC initial reports of ownership and reports of changes in ownership of shares and to furnish the Company with copies of such reports. Based on a review of those reports and written representations that no other reports were required, we believe that all applicable Section 16(a) filing requirements, other than a late Form 3 for Dr. Burke which was inadvertently not filed when he rejoined the Company as Chief Operating Officer, were complied with during the year ended December 31, 2011.

Annual Report

The Company will furnish without charge to any person whose proxy is being solicited, upon written request of such person, a copy of the Company’s annual report for the year ended December 31, 2011, as filed with the SEC, including the financial statements and any financial statement schedules thereto. The Company will furnish to any such person any exhibit described in the list accompanying the annual report upon the payment, in advance, of reasonable fees related to the Company’s furnishing such exhibit(s). All requests for copies of such report and/or exhibit(s) should be directed to Ms. Melanie M. Trent, Company Secretary, at the office address shown below.

Questions?

If you have any questions or need more information about the Meeting please write to us at our offices in Houston, Texas:

Melanie M. Trent

Senior Vice President, Chief Administrative Officer & Company Secretary

Rowan Companies plc

2800 Post Oak Boulevard, Suite 5450

Houston, Texas 77056

ROWAN COMPANIES PLC 2800 POST OAK BOULEVARD, SUITE 5450 HOUSTON, TEXAS 77056

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (New York Time) on July 23, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instruction up until 11:59 p.m. (New York Time) on July 23, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date the proxy card and return it for receipt before 11:59 p.m. (New York Time) on July 23, 2012 in the postage-paid envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M47753-P28166-Z58195	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ROWAN COMPANIES PLC

The Board of Directors recommends you vote FOR the resolutions in proposals 1 through 6 and FOR the non-binding advisory vote in proposal 7:			For	Against	Abstain
1.	An ordinary resolution to re-elect Thomas R. Hix as a Class III Director for a term to expire at the annual general meeting of shareholders to be held in 2015.		☐	☐	☐
2.	An ordinary resolution to re-elect Suzanne P. Nimocks as a Class III Director for a term to expire at the annual general meeting of shareholders to be held in 2015.		☐	☐	☐
3.	An ordinary resolution to re-elect P. Dexter Peacock as a Class III Director for a term to expire at the annual general meeting of shareholders to be held in 2015.		☐	☐	☐
4.	An ordinary resolution to ratify the Audit Committee’s appointment of Deloitte & Touche LLP as our U.S. independent registered public accounting firm for 2012.		☐	☐	☐
5.

An ordinary resolution to ratify the appointment of Deloitte & Touche UK LLP as our U.K. statutory auditors under the Companies Act 2006 (to hold office until the conclusion of the next annual general meeting at which accounts are laid before the company).

			☐	☐	☐
6.	An ordinary resolution to ratify that the Audit Committee is authorized to determine our U.K. statutory auditors’ remuneration.		☐	☐	☐
7.	A non-binding advisory vote to approve the compensation of our named executive officers.		☐	☐	☐

Please indicate if you plan to attend this meeting in person.	Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) on this proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the General Meeting:

The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

M47754-P28166-Z58195

ROWAN COMPANIES PLC

This proxy is solicited by the Board of Directors

General Meeting of Shareholders

July 25, 2012

The shareholder(s) hereby appoint(s) W. Matt Ralls and Melanie M. Trent, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Rowan Companies plc that the shareholder(s) is/are entitled to vote at the 2012 General Meeting of Shareholders, and any adjournment or postponement thereof, and, in their discretion, on all other matters that may properly come before such meeting. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the 2012 General Meeting of Shareholders or any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1–7. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

Your Board of Directors recommends a vote FOR the resolutions in proposals 1 through 6, and FOR the non-binding advisory vote in proposal 7.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side